Exhibit 10.19

EXECUTION VERSION

LICENSE AGREEMENT

BY AND BETWEEN

HANGZHOU ZHONGMEI HUADONG PHARMACEUTICAL CO., LTD.

AND

vTv THERAPEUTICS LLC

DATED AS OF DECEMBER 21, 2017

* Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Asia: 57350-34

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	4
ARTICLE II GRANTS OF RIGHTS	19
2.1	Grants of Rights19
2.2	Rights Retained by the Parties20
2.3	Section 365(n) of the Bankruptcy Code20
2.4	Exclusivity20
2.5	Huadong Right [***]21
2.6	Transfer of vTv Know-How21
2.7	Manufacturing22
2.8	Generic Products22
ARTICLE III DEVELOPMENT	22
3.1	General22
3.2	Phase II MRCT22
3.3	Joint Development Committee22
3.4	Exchange of Information Regarding Development24
3.5	vTv Specific Assistance24
3.6	Phase II MRCT24
3.7	Huadong Regulatory Filings in the Territory25
ARTICLE IV COMMERCIALIZATION	25
4.1	General26
4.2	Commercialization Reports26
ARTICLE V DILIGENCE	26
5.1	Commercially Reasonable Efforts26
5.2	Failure to Meet Diligence Obligations26
5.3	Regulatory Obligations26
ARTICLE VI FINANCIAL PROVISIONS	28
6.1	Initial License Payment28
6.2	Development and Commercialization Costs28
6.3	Event Milestone Payments28
6.4	Sales Milestone Payments29
6.5	Product Royalties29
6.6	Reports; Payments31
6.7	Books and Records; Audit Rights31
6.8	Tax Matters32
6.9	Payment Method and Currency Conversion33
6.10	Blocked Payments33

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6.11	Late Payments33
6.12	Net Sales Calculations34
ARTICLE VII INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS	34
7.1	Joint IP Working Group34
7.2	Ownership of Inventions34
7.3	Prosecution and Maintenance of Patent Rights35
7.4	Third Party Infringement37
7.5	Patent Invalidity Claim38
7.6	Claimed Infringement39
7.7	Patent Term Extensions39
7.8	Patent Marking39
7.9	Product Trademarks39
7.10	Certification under Drug Price Competition and Patent Restoration Act40
7.11	Privileged Communications41
7.12	Foreign Filing Licenses41
ARTICLE VIII CONFIDENTIAL INFORMATION	41
8.1	Treatment of Confidential Information41
8.2	Confidential Information41
8.3	Publications42
8.4	Press Releases and Other Disclosures43
ARTICLE IX REPRESENTATIONS, WARRANTIES AND COVENANTS	43
9.1	vTv’s Representations44
9.2	Huadong’s Representations46
9.3	vTv Covenants47
9.4	Huadong Covenants47
9.5	Compliance with Anti-Corruption Laws48
9.6	Language48
9.7	No Warranty48
ARTICLE X INDEMNIFICATION	48
10.1	Indemnification in Favor of vTv49
10.2	Indemnification in Favor of Huadong49
10.3	General Indemnification Procedures50
10.4	Insurance51
ARTICLE XI TERM AND TERMINATION	52
11.1	Term52
11.2	Termination for Cause52
11.3	Additional Termination Rights for Huadong53

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11.4	Termination for Insolvency53
11.5	Consequences of Termination by vTv or by Huadong for Convenience53
11.6	Consequences of Termination by Huadong for Other Causes56
11.7	Effect of Termination; Accrued Rights and Obligations57
11.8	Effect of Termination on Sublicenses57
11.9	Survival57
ARTICLE XII MISCELLANEOUS	58
12.1	Governing Law; Jurisdiction58
12.2	Dispute Resolution; Arbitration58
12.3	Waiver59
12.4	Notices59
12.5	Entire Agreement60
12.6	Severability60
12.7	Registration, Filing and Disclosure of the Agreement60
12.8	Change in Control61
12.9	Assignment62
12.10	Counterparts; Exchange by Facsimile62
12.11	Force Majeure62
12.12	Third-Party Beneficiaries62
12.13	Relationship of the Parties63
12.14	Performance by Affiliates63
12.15	No Consequential or Punitive Damages63

Schedules and Exhibits

Schedule 2.6(a)vTv Know-How to be Transferred
Schedule 6.1Required Documentation for Payments by Huadong
Schedule 8.4Forms of Press Releases
Schedule 9.1(e)vTv Patent Rights

Exhibit A[***]
Exhibit BStructure of TTP273

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into this 21st day of December 2017 (the “Effective Date”), by and between HANGZHOU ZHONGMEI HUADONG PHARMACEUTICAL CO., LTD., a corporation organized under the laws of China, having a business address at No. 866, Moganshan Road, Hangzhou, China (“Huadong”), and VTV THERAPEUTICS LLC, a limited liability company organized under the laws of

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Delaware, having a business address at 4170 Mendenhall Oaks Parkway, High Point, NC 27265 (“vTv”).

WHEREAS, vTv has developed or obtained rights to vTv Know-How, vTv Patent Rights and the Compound, TTP273, which is a glucagon-like peptide-1 receptor agonist (each as defined below); and

WHEREAS, Huadong desires to obtain a license under the vTv Patent Rights and the vTv Know-How to Develop and Commercialize Compounds and Products in the Field in the Territory (each as defined below), under the terms and conditions set forth herein, and vTv desires to grant such a license.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

1.1“Acquisition”.  Acquisition means, with respect to a Party, a merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar transaction by or with the Party, other than a Change in Control of the Party.

1.2“Adverse Event”.  Adverse Event means any unwanted or harmful medical occurrence in a patient or subject who is administered a Product, whether or not considered related to such Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Product.

1.3“Affiliate”.  Affiliate means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any vested and exercisable option, warrant or other similar arrangement) or other comparable equity interests.  For clarity, neither of the Parties shall be deemed to be an “Affiliate” of the other.

1.4“Backup Compound”.  Backup Compound means any GLP-1r Agonist whose composition of matter or chemical structure is disclosed or claimed in, or Covered by the vTv Patent Rights existing as of the Effective Date.

1.5“Bankruptcy Code”.  Bankruptcy Code means Title 11 of the US Code, as amended from time to time.

1.6“Business Day”.  Business Day means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York, in China Mainland or Hong Kong are authorized by Law to remain closed.

1.7“Calendar Quarter”.  Calendar Quarter means each of the periods ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.8“Calendar Year”.  Calendar Year means each calendar year during the Term.

1.9“CFDA”.  CFDA means the China Food and Drug Administration, including any of its predecessor, successor agency and local counterparts in China Mainland.

1.10“cGMP”.  cGMP means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 600-680 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent applicable Laws in any relevant country or region (including but not limited to any Region in the Territory), each as may be amended and applicable from time to time.

1.11“Change in Control”.  Change in Control means, with respect to a Party, the occurrence of any of the following after the Effective Date:

(a)any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body (“Board of Directors”);

(b)such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

(c)such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets to which this Agreement relates.

For the purpose of this definition of Change in Control, (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.12“China GAAP”.  China GAAP means China generally acceptable accounting principles.

1.13“China Mainland”.  China Mainland means, for the purpose of this Agreement, the territory of the PRC, excluding Hong Kong, Macau and Taiwan.

1.14“Combination Product”.  Combination Product means (a) any pharmaceutical product that is a single formulation consisting of a Compound as an active ingredient and one or more other active ingredients, which other active ingredients are not Compounds, are not Covered by a vTv Patent Right, and do not embody any vTv Know-How, in all such cases prior to such other active ingredient being combined with such Compound (“Other API”) or (b) any combination of a Compound sold together with any separately formulated Other API for a single invoiced price.

1.15“Commercialization” or “Commercialize”.  Commercialization or Commercialize means all activities related to obtaining pricing and reimbursement approvals, marketing, promoting, Manufacturing commercial supplies of, distributing, importing, offering for sale or selling a product.

1.16“Commercially Reasonable Efforts”.  Commercially Reasonable Efforts means, with respect to an objective, the reasonable, diligent, good faith efforts of a Party (including the efforts of its Affiliates and Sublicensees) to accomplish such objective that a company would normally use to accomplish a similar objective under similar circumstances, and, specifically with respect to obligations hereunder relating to a Compound or Product, the carrying out of such obligations with those efforts and resources that a pharmaceutical company would use were it Developing or Commercializing its own pharmaceutical products that are of similar market potential at a similar stage in development or product life as the Compound or Product, taking into account product labeling or anticipated labeling, present and future market potential, past performance of the Compound or Product, financial return, safety and efficacy, medical and clinical considerations, present and future regulatory environment and competitive Third Party products, and the expected and actual amounts of marketing and promotional expenditures required, all as measured by the facts and circumstances at the time such efforts are due.

1.17“Competing Activities”.  Competing Activities means the Development, Manufacturing, or Commercialization of any Competing Product.

1.18“Competing Product”.  Competing Product means a non-peptidic small molecule chemical entity product, other than a Product, that has been shown to have GLP-1r Agonist activity as its primary therapeutic mechanism of action.

1.19“Competitor”.  Competitor means (a) any Person that derives a material portion of its revenues from one or more pharmaceutical or biological products (including over-the-counter products) intended for human use or consumption that are directly competitive in one or more of the national markets with any one or more products from which Huadong derives a material portion of its revenues; (b) any Person that directly or indirectly Develops, Manufactures, or Commercializes a Competing Product, and (c) any Person that Controls Know-How, Patent Rights, or other intellectual property rights in or with respect to any Competing Product.

1.20“Compound”.  Compound means any small molecule GLP-1r Agonist compound, including (a) TTP273, (b) any Backup Compound, or (c) any other form of TTP273 or a Backup Compound, including any prodrug (including ester pro-drug), solvate, hydrate, ester, salt, stereoisomer, racemate, tautomer, polymorph, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, chelate, or optically active form and metabolite thereof, provided that any such metabolite has functional, in vivo GLP-1r Agonist activity as a therapeutic mechanism of action.

1.21“Control” or “Controlled”.  Control or Controlled means, with respect to any tangible property or intellectual property right or other intangible property, the possession (whether directly or indirectly, and whether by ownership, license or otherwise (other than pursuant to this Agreement)) by a Party of the ability to grant to the other Party access to such tangible property or access to or a license or sublicense to or other rights (including the right to reference Regulatory Filings) to such intellectual property right or other intangible property, as provided herein without violating the terms of any agreement with any Third Party.

1.22“Cover”, “Covering” or “Covered”.  Cover, Covering or Covered means, with respect to a compound, product, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such compound or product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue without modification).

1.23“CNS”.  CNS means diseases of the central nervous system.

1.24“CTA”.  CTA means the clinical trial approval granted by the CFDA or an equivalent approval granted by an applicable Regulatory Authority in a Region of the Territory other than China Mainland, for conducting a clinical trial on human subjects for a Compound or Product in accordance with applicable Laws.

1.25“Development” or “Develop”.  Development or Develop means all activities related to non-clinical and clinical drug research, discovery and development activities, including CTA-enabling toxicology and other CTA-enabling non-clinical development efforts, stability testing, process development, compound property optimization, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, Manufacturing supplies of compounds and products for non-clinical and clinical use, clinical studies (including pre- and post-approval studies and investigator sponsored clinical studies), regulatory affairs, and Regulatory Approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

1.26“Development Plan”.  Development Plan means the plan for the Development of Products in the Field in the Territory as it may be modified from time to time in accordance with this Agreement.

1.27“FDA”.  FDA means the US Food and Drug Administration and any successor agency.

1.28“Field”. Field means all therapeutic uses in humans or animals.

1.29“First Commercial Sale”.  First Commercial Sale means, with respect to a Product in a Region of the Territory, the first sale for monetary value for use or consumption by the end user of a Product by Huadong, its Affiliates or its Sublicensees in such Region after Regulatory Approval for such Product has been obtained in such Region. Sales prior to receipt of Regulatory Approval for such Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.30“Generic Competition”.  Generic Competition means, with respect to a Product in any Region of the Territory in a given Calendar Quarter, that, during such Calendar Quarter, one or more Generic Products shall be commercially available in such Region and sold by a Third Party not authorized by Huadong or any of its Affiliates, and such Generic Products shall have a market share of at least [***] of the aggregate market share of Products and Generic Products (based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably determined by Huadong in consultation with vTv) as measured by unit volume.

1.31“GCP”. GCP means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent applicable Laws in any Region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.32“Generic Product”.  Generic Product means, with respect to a given Product, any pharmaceutical preparation that contains a Compound as its active pharmaceutical ingredient and (a) is approved by a Regulatory Authority for sale in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such

Product as determined by the applicable Regulatory Authority or is approved for sale in reliance, in whole or in part, on the existing drug standard already approved by the applicable Regulatory Authority, or (b) is otherwise substitutable for such Product under applicable Laws by a pharmacist without the intervention of the prescribing physician.

1.33“GLP”.  GLP means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent applicable Laws in any Region in the Territory, each as may be amended and applicable from time to time.

1.34“GLP-1r Agonist”.  GLP-1r Agonist means an agonist of the glucagon-like peptide-1 receptor or an incretin mimetic.

1.35“Governmental Authority”.  Governmental Authority means any US federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.36“GSP”.  GSP means all applicable Good Supply Practice standards, including, as applicable, as set forth in the then current good supply practice standards promulgated or endorsed by the CFDA as defined in Good Supply Practice for Pharmaceutical Products or the equivalent applicable Laws in any Region in the Territory, each as may be amended and applicable from time to time.

1.37“Hong Kong”.  Hong Kong means the Hong Kong Special Administrative Region of the PRC.

1.38“Huadong Know-How”.  Huadong Know-How means all Know-How Controlled as of the Effective Date or thereafter during the Term by Huadong (other than any Know-How included in Joint Intellectual Property) and that is used by Huadong or any of its Affiliates in the Development, Manufacture or Commercialization of any Compound or Product.

1.39“Huadong Patent Rights”.  Huadong Patent Rights means all Patent Rights Controlled as of the Effective Date or thereafter during the Term by Huadong (other than Joint Patent Rights) and that Cover the Development, Manufacture or Commercialization of any Compound or Product as such Development, Manufacture or Commercialization is conducted by Huadong or its Affiliates consistent with this Agreement.

1.40“Information”.  Information means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.41“Joint Intellectual Property”.  Joint Intellectual Property means the Joint Inventions and the Joint Patent Rights.

1.42“Know-How”.  Know-How means proprietary or non-public information or materials, whether patentable or not, including (a) ideas, discoveries, inventions, improvements or trade secrets, (b) pharmaceutical, chemical or biological materials, products or compositions, (c) tests, assays, techniques, data, methods, procedures, formulas or processes, (d) technical, medical, clinical, toxicological or other scientific data or other information relating to any of the foregoing, and (e) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.43“Law” or “Laws”.  Law or Laws means all laws, statutes, rules, regulations, orders, judgments or ordinances of any Governmental Authority.

1.44“Legal Exclusivity”.  Legal Exclusivity means, with respect to a Product and a Region, that (a) a Valid Claim included within a vTv Patent Right or Joint Patent Right Covers such Product in such Region, or (b) data exclusivity rights, orphan drug designation or other similar exclusivity rights have been conferred as to such Product by a Regulatory Authority or other applicable Governmental Authority in such Region.

1.45“Loan Agreement”.  Loan Agreement means the Venture Loan and Security Agreement, dated October 28, 2016, by and among vTv, Silicon Valley Bank and Horizon Technology Finance Corporation in effect as of the Effective Date.

1.46“Losses”.  Losses means any and all (a) claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, awards, judgments, and settlement amounts (including special, indirect, incidental, and consequential damages, lost profits, and Third Party punitive and multiple damages), and (b) in connection with all of the items referred to in clause (a) above, any and all costs and expenses (including reasonable counsel fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened).

1.47“Macau”.  Macau means the Macau Special Administrative Region of the PRC.

1.48“Manufacture” or “Manufacturing”.  Manufacture or Manufacturing means all activities related to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product, or any intermediate thereof, including process development, process qualification and validation, scale-up, non-clinical, clinical and commercial manufacturing and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.49“NDA”.  NDA means a new drug application or application for market approval filed with the CFDA with respect to a Compound or Product, or an equivalent application filed with the Regulatory Authority of a Region in the Territory other than China Mainland, in accordance with the applicable Laws.

1.50“Net Sales”.  Net Sales means [***] of the gross amounts billed or invoiced by Huadong, its Subsidiaries and Sublicensees to any Third Party that is not a Sublicensee with respect to sales of Products in the Territory; provided, that (a) [***] and (b) [***].

If a Product is sold as part of a Combination Product, Net Sales will be the product of (x) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (y) the fraction (A/(A+B)), where:

(a)A is [***]; and

(b)B is [***].

If A or B cannot be determined by reference to non-Combination Product sales as described above, then Net Sales for purposes of determining royalty payments will be calculated as above, but [***] shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining such amounts that takes into account, in the applicable Region, variations in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product.  If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, then the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution.

1.51“Non-clinical Study”. Non-clinical Study means any in vitro or in vivo study, other than a human clinical trial.

1.52“Other Product”.  Other Product means (a) a Competing Product, (b) vTv’s glucokinase activator, TTP399, or (c) any other small molecule compound whose primary therapeutic utility is the treatment of diabetes (provided, that if such small molecule compound is first discovered by vTv before the Effective Date of this Agreement, then whether the primary therapeutic utility is the treatment of diabetes shall be in the reasonable judgment of vTv).  For the avoidance of doubt, no compound or product developed by any successor or assign of vTv (provided such successor or assign was not vTv Therapeutics Inc. or a Subsidiary of vTv prior to becoming vTv’s successor or assign) shall be deemed an Other Product.  For the further avoidance of doubt, the primary therapeutic utility of vTv’s TTP488, in a Phase III Clinical Trial for the treatment of mild Alzheimer’s disease as of the Effective Date, is Alzheimer’s disease.

1.53“Party”.  Party means either vTv or Huadong; “Parties” means both vTv and Huadong.

1.54“Patent Rights”.  Patent Rights means the rights and interest in and to (i) all national, regional and international patents and pending patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.55“Payments”.  Payments means royalties, milestones and other amounts payable by Huadong to vTv pursuant to this Agreement.

1.56“Person”.  Person means any natural person or any corporation, company, partnership, joint venture, firm, Governmental Authority or other entity, including a Party.

1.57“Phase II Clinical Trial”.  Phase II Clinical Trial means a human clinical trial in any Region in the Territory, the principal purpose of which is a determination of safety and efficacy in the target patient population or a similar clinical study prescribed by the Regulatory Authorities pursuant to the applicable Laws or otherwise, which trial does not meet the definition of a Phase III Clinical Trial.

1.58“Phase II MRCT”.  Phase II MRCT means a multi-region Phase II Clinical Trial including sites in the US, China Mainland, and other Regions in the Territory to be determined, the principal purpose of which is a determination of safety and efficacy of a Product that has the treatment of diabetes as its primary indication in the target patient population to satisfy CFDA requirements in order to start a registration Phase III Clinical Trial for such Product.

1.59“Phase III Clinical Trial”.  Phase III Clinical Trial means a human clinical trial in any Region in the Territory on a sufficient number of subjects as required by the Regulatory Authority to establish that a pharmaceutical product is safe and efficacious for its intended use and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Product pursuant to applicable Law.

1.60“PRC”.  PRC means the People’s Republic of China.

1.61“Product”.  Product means any pharmaceutical preparation containing one or more Compounds as its only active ingredient(s) or any Combination Product.  In any Region, a Product shall be considered a separate Product from other Products to the extent that it requires a separate Regulatory Approval.

1.62“Regulatory Approval”.  Regulatory Approval means an approval by the applicable Regulatory Authority of an NDA.

1.63“Regulatory Authority”.  Regulatory Authority means any Governmental Authority, including but not limited to the CFDA or the equivalent regulatory body in a Region other than China Mainland, with responsibility for granting licenses or approvals necessary for the marketing and sale of pharmaceutical products in a country or region.

1.64“Regulatory Filings” means all (i) applications, registrations, licenses, authorizations, and approvals (including Regulatory Approvals, CTA, NDA and other regulatory filings); (ii) correspondence and reports submitted to or received from Regulatory Authorities during Development or Commercialization (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, regulatory inspections, and complaint files; and (iii) clinical data and data contained or relied upon in any of the foregoing, in each case ((i), (ii), and (iii)) relating to a Product.

1.65“Segregate”.  Segregate means the implementation by vTv of a plan approved by Huadong to segregate the Competing Activities from any and all Development and Commercialization activities under this Agreement, including ensuring that: (i) no personnel involved in the Competing Activities has access to non-public plans or non-public information relating to the Development or Commercialization of Compounds and Products or any other Confidential Information of Huadong; and (ii) no personnel involved in the Development or Commercialization of Compounds and Products have access to non-public plans or information relating to the Competing Activities.

1.66“Semi-annual Period”.  Semi-annual Period means each of the periods ending on June 30, and December 31 of any Calendar Year.

1.67“Senior Executive”.  Senior Executive means, with respect to vTv, the Chief Executive Officer of vTv, or his or her designee, and, with respect to Huadong, the chairman of the board of directors of Huadong, or his or her designee.  “Senior Executives” means the applicable officers of vTv and Huadong.

1.68“Sublicensee”.  Sublicensee means a Third Party that has been granted a sublicense under the rights granted to Huadong pursuant to Section 2.1 of this Agreement.  Third Parties that are permitted only to (a) distribute and resell a Product, (b) re-package a Product for resale, or (c) Manufacture a Compound or Product for supply to Huadong, its Affiliates or its Sublicensees (and have no other rights to Develop or Commercialize such Compound or Product) are not “Sublicensees”.

1.69“Subsidiary”.  Subsidiary means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly controls; provided, that the Subsidiaries of vTv shall be deemed to include the Subsidiaries of vTv Therapeutics Inc. other than vTv.  For purposes of this definition, “control” means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any vested and exercisable option, warrant or other similar arrangement) or other comparable equity interests.

1.70“Territory”.  Territory means, for the purpose of this Agreement, (i) China Mainland, (ii) Hong Kong, (iii) Macau, (iv) Taiwan, (v) Thailand, (vi) Vietnam, (vii) Indonesia,

(viii) Malaysia, (ix) Philippines, (x) Singapore, (xi) Myanmar (Burma), (xii) Cambodia, (xiii) Laos, (xiv) Brunei, (xv) South Korea; and (xvi) Australia, each respectively a “Region”.

1.71“Third Party”.  Third Party means any Person other than vTv or Huadong or any of their respective Affiliates.

1.72“TTP273”.  TTP273 means the molecule identified by vTv using vTv’s internal reference number TTP234273, the structure of which vTv has disclosed to Huadong as of the Effective Date and is set forth in Exhibit B.  For purposes of clarity, TTP273 shall be deemed to be a nonpeptidic, small molecule chemical GLP-1r Agonist.

1.73“US”.  US means the United States of America.

1.74“Valid Claim”. Valid Claim means any claim from an issued and unexpired patent that (a) has not been revoked or held unenforceable or invalid by a final decision of a court or other Governmental Authority of competent jurisdiction and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a patent application; provided, that such a claim within a patent application has not been canceled, withdrawn, or abandoned or been pending for more than [***] years from the date of its first priority filing in the applicable country or region.  For clarity, a claim of a patent that, pursuant to clause (b), had ceased to be a Valid Claim before it issued but that subsequently issues and is otherwise described by clause (a), shall again be considered to be a Valid Claim once it issues until it is no longer considered a Valid Claim in accordance with clause (a).

1.75“vTv Intellectual Property”.  vTv Intellectual Property means the vTv Know-How and the vTv Patent Rights.

1.76“vTv Know-How”.  vTv Know-How means all Know-How that is Controlled by vTv or any of its Subsidiary as of the Effective Date or thereafter during the Term (other than any Know-How included in Joint Intellectual Property) relating to, or that is necessary or useful for, the Development, Manufacture or Commercialization of Compounds or Products.

1.77“vTv Patent Rights”.  vTv Patent Rights means all Patent Rights that are Controlled by vTv or any of its Subsidiary as of the Effective Date or thereafter during the Term (other than Joint Patent Rights) relating to, or that is necessary or useful for (or, with respect to patent applications, would be necessary or useful if such patent applications were to issue as patents), the Development, Manufacture or Commercialization of Compounds or Products.  The vTv Patent Rights in the Territory existing as of the Effective Date are set forth on Schedule 9.1(e).

1.78Additional Definitions.  Each of the following definitions is set forth in the Section of this Agreement indicated below:

1.1

[***]	6.3(a)
Abandoned Huadong Patents	7.3(c)
Abandoned Joint Patents	7.3(b)
Abandoned Patents	7.3(a)
Acquirer	12.8(c)

Adjusted Net Sales	6.5(a)
Administrator	12.2(b)(i)
Adverse Ruling	11.2
Agents	8.1
Agreement	Preamble
Alliance Manager	3.3(e)
Anti-Corruption Laws	9.5(a)
Arbitrators	12.2(b)(i)
Board of Directors	1.11(a)
Breaching Party	11.2
Claim	12.2(b)(i)
CNS Product	6.3(a)(iv)
Commencement Date	2.6(b)
Commercialization Report	4.2
Confidential Information	8.2
Confidentiality Agreement	8.2
Effective Date	Preamble
First Audit	6.7
Huadong	Preamble
Huadong [***] Notice	2.5(i)
Huadong Parties	10.2
Huadong Sole Inventions	7.2(a)
Indemnified Party	10.3(a)
Indemnifying Party	10.3(a)
Infringement Claim	7.4(a)
INN	7.9
JDC	3.3
JIPWG	7.1
Joint Inventions	7.2(b)
Joint IP Working Group	7.1
Joint Patent Rights	7.3(b)
Late Payment Notice	6.11
Manufacturing Technology Transfer Period	2.6(b)
Material Breach	11.2
Material Breach Notice	11.2
MRCT Development Plan	3.6(a)
MRCT Initiation Breach	11.2
Non-Breaching Party	11.2
Non-publishing Party	8.3
Other API	1.14
Paragraph IV Claim	7.10(a)
Product Marks	7.9
Publishing Party	8.3
Region	1.70
Remedial Action	5.3(d)
Royalty Term	6.5(b)

Safety Agreement	5.3(a)(i)
Second Audit	6.7
Sole Inventions	7.2(a)
Standard Redaction	12.7
Term	11.1
Terminated Region	11.2
Third Party Claims	10.1
Third Party Licenses	6.5(d)
USAN	7.9
USANC	7.9
Voting Stock	1.11(a)
vTv	Preamble
vTv Parties	10.1
vTv Sole Inventions	7.2(a)

1.1

1.79Captions; Certain Conventions; Construction.  All headings and captions herein are for convenience only and shall not be interpreted as having any substantive meaning.  The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  Unless otherwise expressly provided herein or the context of this Agreement otherwise requires:

(a)words of any gender include each other gender;

(b)words such as “herein”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(c)words using the singular shall include the plural, and vice versa;

(d)the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import;

(e)the word “or” shall be deemed to include the word “and” (i.e., shall mean “and/or”)

(f)references to “Article,” “Section,” “subsection”, “paragraph”, “clause” or other subdivision, or to a Schedule, without reference to a document, are to the specified provision or Schedule of this Agreement; and

(g)references to “$” or “dollars” shall be references to US Dollars.

This Agreement shall be construed as if the Parties drafted it jointly.

ARTICLE II
GRANTS OF RIGHTS

2.1Grants of Rights.

(a)License Grant by vTv.  Except as otherwise provided in Section 2.2, vTv (on behalf of itself and its Subsidiaries) hereby grants to Huadong an exclusive (even as to vTv and its Subsidiaries), royalty-bearing right and license, with the right to grant sublicense in accordance with Section 2.1(b), under the vTv Intellectual Property and vTv’s interest in the Joint Intellectual Property, to (i) Develop Compounds and Products and (ii) Commercialize Products, in each case ((i) and (ii)) in the Field in the Territory.

(b)Sublicenses.  Subject to vTv’s prior written consent not to be unreasonably withheld, Huadong shall have the right to grant sublicenses (or further rights of reference) through multiple tiers under the licenses to vTv Intellectual Property and vTv’s interest in the Joint Intellectual Property granted to Huadong under Section 2.1(a) to its Affiliates and to Third Parties (i) to Develop Compounds and Products, and (ii) to Commercialize Products, in each case, in the Field in the Territory; provided, however, that (i) any such sublicense shall be subject to all applicable terms and conditions of this Agreement and (ii) Huadong shall remain responsible for its sublicensee’s compliance with the applicable terms and conditions of this Agreement.  For the avoidance of doubt, Third Parties that are permitted only to (a) conduct Development activities on Huadong’s behalf (i.e. Contract Research Organizations or Contract Manufacturing Organizations), (b) distribute and resell a Product, or (c) re-package a Product for resale are not deemed to be sublicenses and do not require vTv’s prior written consent.

(c)License Grant by Huadong.  Except as otherwise provided in this Section 2.1(c), Huadong hereby grants to vTv a non-exclusive, non-royalty-bearing right and license, with the right to grant sublicenses, under all Huadong Patent Rights, Huadong Know-How and Huadong’s interest in the Joint Intellectual Property, to (i) Develop Compounds and Products and (ii) Commercialize Products, in each case ((i) and (ii)) in the Field outside of the Territory; provided, that the grant of rights to vTv under this Section 2.1(c) shall not include any right to any Other API that is a proprietary compound of Huadong or a Third Party (that is either licensed to or Controlled by Huadong) that is used in a Combination Product with a Compound; and provided, further, that, with respect to any Huadong Patent Rights or Huadong Know-How that Huadong acquires from a Third Party (by license or otherwise), the grant of rights to vTv under this Section 2.1(c) shall only be to the extent permitted, and shall be subject to any applicable terms and conditions, under Huadong’s agreement with such Third Party, and vTv shall pay Huadong or such Third Party, as reasonably determined by Huadong, vTv’s share of any payments required to be made to such Third Party in respect of vTv’s exercise of such rights in the Field outside the Territory.

(d)Right to Reference.  Each Party hereby grants to the other Party the right of reference to all Regulatory Filings pertaining to the Products in the Field submitted by or on behalf of such Party and/or its (sub)licensees.  Huadong may use such right of reference to vTv’s Regulatory Filings in the Field solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of any Product in the Field in the Territory.  vTv may use the right of reference to Huadong’s Regulatory Filings in the Field solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of any Product outside the Territory.  To the extent that a right of reference is not recognized by a Regulatory Authority, each Party will make commercially reasonable efforts to further the other Party’s regulatory obligations with respect to such Regulatory Authority.

2.2Rights Retained by the Parties.  Any rights of vTv or Huadong, as the case may be, not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party.

2.3Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under Section 2.1 or 11.5(d) to Patent Rights and Know-How (including any data included in the Know-How), are and will otherwise be deemed to be for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  Each Party will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code.  The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.”  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the licensor Party under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, the licensee Party will be entitled to a complete duplicate of (or complete access to, as the licensee Party deems appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the licensee Party’s possession, will be promptly delivered to it upon the licensee Party’s written request thereof.  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

2.4Exclusivity.

(a)Beginning on the Effective Date, neither Huadong nor any of its Subsidiaries shall, alone or in collaboration with any other Person, Commercialize any Competing Product in the Territory, or grant a license to any other Person to Commercialize any Competing Product in the Territory.

(b)If Huadong, either directly or through any Subsidiary, acquires a Competing Product that has received Regulatory Approval anywhere in the Territory, the sale or distribution of which would violate Section 2.4(a), through an acquisition, whether by merger, purchase of assets or equity, or otherwise, of the whole or substantially the whole of the business or assets of a Third Party, Huadong shall, within [***] days after the date of such acquisition, notify vTv of such acquisition.  Huadong shall use Commercially Reasonable Efforts to (i) identify a Third Party purchaser to whom Huadong will divest its interest in such Competing Product and (ii) enter into a definitive agreement with such Third Party for such divestiture within [***] months after the closing of Huadong’s acquisition thereof.  So long as Huadong uses commercially reasonable efforts to divest the Competing Product in accordance with this Section 2.4(b), such acquisition shall not be deemed a violation of Section 2.4(a).

(c)If vTv, either directly or through any Subsidiary, acquires a Competing Product that has received Regulatory Approval anywhere within the Territory through an Acquisition, vTv shall, within [***] days after the date of such Acquisition, notify Huadong of such Acquisition.  vTv shall use Commercially Reasonable Efforts to (i) identify a Third Party purchaser to whom vTv will divest its interest in such Competing Product and (ii) enter into a definitive agreement with such Third Party for such divestiture within [***] months after the closing of vTv’s acquisition thereof.

2.5Huadong Right [***].  Prior to vTv [***], (i) vTv shall deliver to Huadong written notice (a “Huadong [***] Notice”) that vTv; and (ii) if, within fifteen (15) Business Days of Huadong’s receipt of a Huadong [***] Notice, Huadong delivers to vTv written notice [***], vTv shall [***].

2.6Transfer of vTv Know-How.

(a)Promptly following the Effective Date, and with the objective of completing such transition within the [***] month period immediately following the Effective Date, vTv shall provide Huadong reasonable assistance in transitioning vTv Know-How (except for the vTv Know-How referred to under Section 2.6(b)), including all documentation and information listed in Schedule 2.6(a), to Huadong at no additional cost other than reimbursement of vTv’s reasonable related out-of-pocket expenses.  vTv shall reasonably cooperate with Huadong’s requests in connection with such transfer so as not to delay the timelines set forth in the Development Plan.  Such assistance shall include providing Huadong with reasonable amounts of consultation regarding the so transferred vTv Know-How.

(b)Prior to the date that is [***] Business Days after vTv’s receipt of payment pursuant to Section 6.1 (the “Commencement Date”), vTv shall commence: (i) a full transfer to Huadong of all vTv Know-How (the “Manufacturing Process”)[***], and (ii) provide [***] in support of the implementation of the Manufacturing Process [***].  For a period beginning on the Commencement Date and ending on the earlier of the date that is [***] months after the Commencement Date (the “Manufacturing Technology Transfer Period”) or [***], vTv shall provide, and shall use commercially reasonable efforts to [***].

(c)vTv shall be responsible for [***]in connection with the Manufacturing Technology Transfer.  Huadong shall be responsible for [***], and Huadong shall be responsible for [***] for purposes of implementing the Manufacturing Technology Transfer [***].

(d)If the Manufacturing Technology Transfer is not successfully completed within [***] after the end of Manufacturing Technology Transfer Period, then Huadong may terminate this Agreement pursuant to Section 11.3(b).

(e)If vTv makes any invention, discovery, or improvement related to the Manufacturing of a Compound or a Product in connection with Phase II MRCT, vTv shall promptly disclose such invention, discovery, or improvement to Huadong, and shall, at Huadong’s request, transfer to Huadong the technology with respect to such invention, discovery, or improvement in the substantially same manner as provided in this Section 2.6.

2.7Manufacturing. To the extent vTv licenses the vTv Intellectual Property for any territory outside the Territory to a Third Party, vTv agrees that it will identify Huadong to such Third Party as a preferred manufacturing partner for the Manufacture of any Product; provided, however, that Huadong acknowledges that vTv has no control over the ultimate decisions of any potential Third Party licensee in its selection of a Manufacturer for Manufacturing outside of the

Territory; provided, further, that Huadong shall offer a commercially reasonable manufacturing price for any such Third Party.  vTv shall provide a written notice to Huadong with respect to any such license granted in accordance with this Section 2.7 within [***] days after the execution of such license agreement.

2.8Generic Products.  Neither Party shall introduce, or authorize any other Person to introduce, the first Product sold in generic form for a given Product in any country, but each Party shall be free to commence, or to authorize any other Person to commence, commercial sales of Products sold in generic form in any country upon the first sale of a Generic Product for such Product by a Third Party not authorized by such Party in such country.

ARTICLE III
DEVELOPMENT

3.1General.  From and after the Effective Date, and subject to the terms of this Agreement, including the requirements of ARTICLE V, Huadong shall be solely responsible for the Development of Compounds and Products in the Field in the Territory, including all costs and expenses relating thereto, and shall use Commercially Reasonable Efforts to perform such Development in accordance with the Development Plan.

3.2Phase II MRCT.  From and after the Effective Date, and subject to the terms of this Agreement, vTv shall conduct a Phase II MRCT, in collaboration with Huadong, and shall use Commercially Reasonable Efforts to conduct the Phase II MRCT in accordance with the Development Plan.

3.3Joint Development Committee.  The Parties hereby establish a Joint Development Committee (the “JDC”) to oversee the Development of Products in the Field in the Territory and the Phase II MRCT in accordance with the Development Plan.  The Development Plan may be amended from time to time by the JDC.

(a)Membership; Decision Making.  The JDC shall comprise three (3) named representatives of Huadong and three (3) named representatives of vTv.  Each Party shall notify the other within [***] days after the Effective Date of the appointment of its representatives to the JDC.  Each Party may change its representatives to the JDC from time to time in its sole discretion, effective upon notice to the other Party of such change.  These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with Development Plan activities as well as sufficient authority to take actions on behalf of a Party to the extent permitted under this Agreement.  Subject to Huadong’s prior consent not to be unreasonably withheld, vTv may include such Third Party representatives or consultants as non-voting participants in meetings and activities of the JDC, provided that, any such representative or Third Party shall be bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth herein, and prior to attending such meeting shall execute and deliver a confidentiality and non-disclosure agreement in a form satisfactory to Huadong.  Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JDC meetings.  Each Party shall have collectively one (1) vote in all decisions and the Parties shall attempt to make decisions by consensus.  If the JDC cannot reach consensus on any matter within the scope of its oversight, then the dispute shall be referred to the

Parties’ respective Senior Executives.  If the Senior Executives cannot resolve the dispute within [***] Business Days after the dispute has been referred to them, then prior to the completion of the Phase II MRCT, vTv [***] or Huadong [***], and if following the completion of the Phase II MRCT, Huadong, shall, as applicable, have the final decision-making authority with respect to such dispute; provided, that (i) the party with final decision-making authority shall not exercise its final decision-making authority in any manner that (A) expands the non-decision making party’s obligations or reduces the non-decision making party’s rights under this Agreement or (B) expands the decision-making party’s rights or reduces the decision-making party’s obligations under this Agreement; (ii) any final decision made by the decision-making party with respect to a proposed clinical trial shall be in compliance with the applicable requirements of FDA, CFDA, or other applicable Regulatory Authority, and (iii) the decision-making party shall give reasonable consideration to any conclusions timely issued by a special scientific committee, which, at the non-decision-making party’s request from time to time, shall be formed with an equal number of professionals nominated by each Party to consider any science-related matters not otherwise resolved by the JDC or the Senior Executives.  Each Party shall bear its own expenses related to the attendance of such meetings by its representatives. A representative from [***] shall act as the chairperson of the JDC meetings.  The chairperson shall conduct the following activities: (i) calling meetings of the JDC; (ii) preparing and issuing minutes of each such meeting; and (iii) preparing and circulating an agenda for the upcoming meeting.

(b)Meetings.  The JDC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [***] times each Calendar Year during the Development by Huadong of Compounds or Products, with the location for such meetings alternating between vTv and Huadong facilities (or such other location as may be agreed by the Parties).  Alternatively, the JDC may meet by means of teleconference, videoconference or other similar communications equipment.  Meetings of the JDC shall be effective only if at least one (1) representative of each Party is participating.

(c)Scope of Joint Development Committee Oversight.  The JDC’s oversight responsibilities shall be limited to the Development of Compounds and Products in the Field in the Territory and the Phase II MRCT.  Within such scope the JDC may: (i) confer regarding the status of Development Plan activities; (ii) review and approve amendments to the Development Plan; (iii) address such other matters relating to the Development of Compounds and Products in the Field in the Territory or to the Phase II MRCT (subject to Section 3.6) as either Party may bring before the JDC; and (iv) attempt to resolve any dispute within the JDC on an informal basis.  The JDC shall have no authority to (x) determine whether any milestone event set forth in Sections 6.3 or 6.4 has been met, (y) make any decision expressly allocated herein to either or both Parties, or (z) amend any provision of this Agreement, other than the Development Plan pursuant to Section 3.1.

(d)Protocol Review and Approval.  The JDC shall also review and approve any protocols at least [***] Business Days prior to the earlier of submission to a Regulatory Authority or the initiation of any clinical study.  Such review and approval will occur, as necessary, outside the context of the JDC meetings set forth in Section 3.3(b).

(e)Alliance Manager.  Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters related to Development of Compounds and/or Products between meetings of the JDC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”).  Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

3.4Exchange of Information Regarding Development.

(a)Each of Huadong and vTv shall regularly provide the other Party, through the JDC, with all material information and data Controlled by the first Party and relating to its Development and Commercialization of Compounds and Products (i.e. preclinical and clinical study reports, pharmacology reports, toxicology reports, CMC reports, formulation reports, and raw data).  In addition, each of Huadong and vTv shall, promptly upon request by the other Party, provide such other Party with all reasonable additional information Controlled by the first Party relating to its Development and Commercialization of Compounds and Products within [***] days following the receipt of such request.

(b)During the Phase II MRCT, vTv shall provide Huadong, through the JDC, with all material information and data relating to the Phase II MRCT.

(c)In furtherance of the obligations in this Section 3.4, vTv shall use its commercially reasonable efforts to [***].  If vTv [***] Huadong shall [***].

3.5vTv Specific Assistance.  [***].

3.6Phase II MRCT.

(a)Generally. Within [***] Business Days following the establishment of the JDC, the JDC shall hold a meeting to prepare a Development Plan for the Phase II MRCT (the “MRCT Development Plan”).  vTv shall use Commercially Reasonable Efforts, in collaboration with Huadong, to conduct the Phase II MRCT in accordance with the MRCT Development Plan.  vTv shall be the sponsor for the Phase II MRCT.  Huadong shall be responsible for all costs and expenses incurred in connection with the Phase II MRCT; provided, however that vTv shall contribute not more than three million dollars ($3,000,000) in support of the Phase II MRCT.  After the Effective Date and in connection with the Development Plan for the Phase II MRCT, Huadong and vTv shall negotiate in good faith to establish a system for coordinating payments in connection with the Phase II MRCT.  The MRCT Development Plan shall set out activities to be undertaken under the Phase II MRCT, together with timelines for such activities.  vTv shall initiate the US trials for the Phase II MRCT on or prior to [***].

(b)Communications and Filings with Regulatory Authorities.  Under the oversight of the JDC and subject to Section 3.6, vTv shall be responsible for preparing and filing all Regulatory Filings with respect to the Phase II MRCT.  All Regulatory Filings with respect to the Phase II MRCT shall be filed in the name of vTv, to the extent permitted by applicable Laws, and vTv shall be responsible for all communications and other dealings with the Regulatory Authorities relating to the Phase II MRCT; provided, however, that vTv shall provide Huadong with reasonable advanced notice of all meetings, conferences, discussions or other communications (whether face-to-face or by teleconference) with a Regulatory Authority, or with any experts convened by a Regulatory Authority, in each case, in connection with the Phase II MRCT within [***] Business Days after the earliest of the occurrence, notice or scheduling of such meeting, including copies of all related documents and other relevant information relating to such meetings, conferences, discussions or other communications.  Huadong shall have the right to have reasonable representation present at and to participate in such meetings, conferences, discussions and other communications.  In addition, vTv shall promptly provide Huadong with: (i) copies of all regulatory correspondence to or from the Regulatory Authorities; (ii) advance copies of Regulatory Filings and a reasonable opportunity to comment in advance thereon (which comments vTv shall consider in good faith and incorporate to the extent reasonable); and (iii) reasonable responses to inquiries by Huadong regarding the Regulatory Filings and Regulatory Approvals for or with respect to any Product outside the Territory, including reasonable access to vTv’s personnel in connection with such inquiries.  vTv shall promptly provide Huadong with copies of all Regulatory Filings and other documents and correspondence in connection with the Phase II MRCT after it has been submitted to, or received from, the Regulatory Authorities.  vTv shall use Commercially Reasonable Efforts to implement procedures reasonably designed to avoid any failure to provide any material required to be provided to Huadong under this Section 3.6(b) and to cure any such failure promptly after its discovery.

3.7Huadong Regulatory Filings in the Territory.  Other than in connection with the Phase II MRCT, (a) Huadong shall be responsible for, and be the owner of all Regulatory Filings in any Region of the Territory, to the extent permitted by applicable Laws, in connection with the Compound or Products, (b) Huadong shall keep vTv reasonably informed of regulatory developments related to the Products in the Territory and shall promptly notify vTv in writing of any decision by a Regulatory Authority in the Territory regarding any Product, and (c) Huadong shall notify vTv of any Regulatory Filings submitted to or received from any Regulatory Authority in the Territory and provide vTv electronic copies thereof within [***] days after submission or receipt, provided that at vTv’s reasonable request, Huadong shall, at vTv’s cost, prepare and provide vTv with English translations of all such Regulatory Filings.

ARTICLE IV
COMMERCIALIZATION

4.1General.  From and after the Effective Date, and subject to the terms of this Agreement, including the requirements of ARTICLE V, Huadong shall be solely responsible for the Commercialization of Products in the Field in the Territory, including all costs and expenses relating thereto.

4.2Commercialization Reports.   No later than the later of (a) [***] Business Days after the date Huadong files the first NDA for a Product in the Territory; or (b) [***] months following the Effective Date, and every [***] months thereafter, during the Royalty Term, Huadong shall provide a report with respect to each Product (a “Commercialization Report”) to vTv summarizing Huadong’s sales, marketing and promotional activities for such Product during the prior applicable period, including copies of the material visual aids and other material detail materials used in the promotion of such Product in any Region in the Territory, key opinion leader activities and projected pricing information, and a summary of the progress during the applicable period against the planned Commercialization activities. Huadong shall reasonably respond to any vTv question about the contents of each such report.

ARTICLE V
DILIGENCE

5.1Commercially Reasonable Efforts.  During the Term, Huadong shall, directly or through its Subsidiaries or Sublicensees, use Commercially Reasonable Efforts to (a) [***] and (b) [***].

5.2Failure to Meet Diligence Obligations.  Huadong’s failure to meet its obligations in any material respect under Section 5.1 shall be considered a material breach that may entitle vTv to terminate this Agreement in accordance with Section 11.2.

5.3Regulatory Obligations.

(a)Adverse Events Reporting.

(i)Following the Effective Date, but in no event later than ninety (90) days prior to the initiation of Phase II MRCT, Huadong and vTv shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to the Products, such as safety data sharing and exchange, Adverse Events reporting and prescription events monitoring in a written agreement (the “Safety Agreement”).  Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal obligations.  The Safety Agreement shall be promptly updated if required by changes in legal requirements.  Each Party hereby agrees to comply with its respective obligations under the Safety Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.  To the extent there is any disagreement between this Section 5.3 or any related definitions and the Safety Agreement, the Safety Agreement shall control with respect to safety matters and this Agreement shall control with respect to all other matters.

(ii)Each of Huadong and vTv shall maintain an Adverse Event database for the Products in the Territory (in the case of Huadong) or outside the Territory (in the case of vTv), at its sole cost and expense, and shall be responsible for reporting quality complaints, Adverse Events and safety data related to the Products to the applicable Regulatory Authorities in the Territory (in the case of Huadong) or outside the Territory (in the case of vTv), as well as responding to safety issues and to all requests of Regulatory Authorities related to the Products in the Territory (in the case of Huadong) or outside the Territory (in the case of vTv).  Each of Huadong and vTv shall provide reasonable access to, and the information contained in, such Party’s Adverse Event database to the other Party in accordance with the Safety Agreement.  Each Party shall provide the other Party with information in the Control of such first Party as necessary for the other Party to comply with its pharmacovigilance responsibilities in respect of the Products in the Territory, in accordance with the Safety Agreement.

(iii)Each Party shall be responsible for complying with all applicable Laws governing Adverse Events in the Territory (in the case of Huadong) or outside the Territory (in the case of vTv) that occur after the Effective Date.  Each Party shall notify the other Party on a timely basis of any Adverse Events occurring at or reported by any clinical trial location at which such first Party (or its licensees or sublicensees) is responsible for performing clinical trials.  Each Party shall submit copies of reports of Adverse Events to the other Party reasonably promptly with submission to the applicable Regulatory Authorities.  Each Party shall notify the other in a timely manner and in any event within twenty-four (24) hours of receiving any serious Adverse Event reports from clinical trials that each Party (or its licensees or sublicensees) is monitoring, notice from a Regulatory Authority, independent review committee, data safety monitoring board or another similar clinical trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue or other material information relevant to the safety or efficacy of any Product.

(b)No Harmful Actions.  If either Party believes that the other Party is taking or intends to take any action with respect to a Product that could have a material adverse impact upon the regulatory status of any Product in the Territory (in the case of Huadong) or outside the Territory (in the case of vTv), such Party shall have the right to bring the matter to the attention of the JDC and the Parties shall discuss in good faith to resolve such concern.  Without limiting the foregoing, unless the Parties otherwise agree: (i) Huadong shall not communicate with any Regulatory Authority having jurisdiction outside the Territory with respect to a Product, unless (A) so ordered by such Regulatory Authority, in which case Huadong shall immediately notify vTv of such order or (B) in connection with the Phase II MRCT pursuant to Section 3.6(b); (ii) Huadong shall not submit any Regulatory Filings or seek regulatory approvals for any Product outside the Territory; (iii) vTv shall not communicate with any Regulatory Authority having jurisdiction in the Territory with respect to a Product, unless (A) so ordered by such Regulatory Authority, in which case vTv shall immediately notify Huadong of such order, or (B) in connection with the Phase II MRCT; (d) vTv shall not submit any Regulatory Filings or seek regulatory approvals for any Product in the Territory except in connection with the Phase II MRCT.  To the extent practicable, vTv shall provide Huadong with any information that reasonably could affect the Development or Commercialization of the Product in the Territory, prior to making such information public.

(c)Notification of Threatened Action.  Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Regulatory Authority, which may materially affect the safety or efficacy claims of any Product or the continued marketing of any Product.  Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

(d)Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”).  The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  Huadong shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such

Remedial Action and the control over such Remedial Action.  The cost and expenses of any Remedial Action in the Territory shall be borne solely by Huadong.  Huadong shall maintain, and shall ensure that its Subsidiaries and Sublicensees shall maintain, adequate records to permit the Parties to trace the manufacture, distribution and use of the Product in the Territory.

ARTICLE VI
FINANCIAL PROVISIONS

6.1Initial License Payment.  Huadong shall make the non-refundable, non-creditable payment to vTv in the amount of eight million dollars ($8,000,000), to be received within [***] Business Days after [***].  Huadong shall deliver to the bank or regulatory institutions such documentation and information not later than [***] Business Days following receipt from vTv of the items listed on Schedule 6.1. For the avoidance of doubt, (a) pursuant to Section 6.8, the payment under this Section 6.1 shall be inclusive of all applicable taxes and surcharges and (b) the cure period for payment breaches in Section 11.2 shall apply to the payment required by this Section 6.1.

6.2Development and Commercialization Costs.  For clarity, following the Effective Date, except as otherwise provided in this Agreement, Huadong shall be solely responsible for all costs it incurs in Developing and Commercializing Compounds and Products, including all Manufacturing costs.

6.3Event Milestone Payments.

(a)Huadong shall pay to vTv the non-refundable, non-creditable, one-time payments set forth below not later than [***] Business Days after the earliest date on which the corresponding milestone event set forth below is achieved by Huadong or any of its Subsidiaries or Sublicensees with respect to a Compound or Product, as the case may be:

Milestone Event	Payment
(i)[***]	$[***]
(ii)[***]	$[***]
(iii)[***]	$[***]
(iv)Receipt of Regulatory Approval in China Mainland for a Product for a CNS disease indication (a “CNS Product”), [***].	$20,000,000

where “[***]” means [***].

(b)Each milestone payment set forth in Section 6.3(a) shall be paid at most once, even if more than one Compound or Product shall achieve the same milestone event.

(c)If, with respect to milestones (i), (ii) and (iii) set forth in Section 6.3(a), a later Development milestone event is achieved prior to the achievement of an earlier Development milestone event, then all milestone payments due and payable for the earlier Development milestone event, if not previously paid, shall become due and payable simultaneously with the payment for achievement of the subsequent Development milestone event.

6.4Sales Milestone Payments.  In addition to all other amounts payable under this Agreement, Huadong shall pay to vTv non-refundable, non-creditable, one-time milestone payments based on Net Sales of Products in all Regions of the Territory, in the amounts provided below:

Milestone Event	Payment
(i)Aggregate Net Sales of all Products in all Regions of the Territory first exceeds $[***] in a Calendar Year	$[***]
(ii)Aggregate Net Sales of all Products in all Regions of the Territory first exceeds $[***] in a Calendar Year	$[***]
(iii)Aggregate Net Sales of all Products in all Regions of the Territory first exceeds $[***] in a Calendar Year	$[***]
(iv)Aggregate Net Sales of all Products in all Regions of the Territory first exceeds $[***] in a Calendar Year	$[***]

Each milestone payment set forth in this Section 6.4 shall be paid within the time period specified in Section 6.6 for such payment and shall be paid once only.  If two (2) or more of the milestone events set forth in this Section 6.4 are achieved in the same Calendar Year, then Huadong shall pay each applicable milestone payment within the time period specified in Section 6.6 for each such payment.

6.5Product Royalties.

(a)Royalty Rate.  Subject to the remainder of this Section 6.5, Huadong shall pay to vTv royalties, on a Product-by-Product basis, on Adjusted Net Sales of Products in the Territory during each Calendar Year during the applicable Royalty Term as follows:

(i)[***]% of Calendar Year Adjusted Net Sales greater than $[***] and less than or equal to $[***] of such Product;

(ii)[***]% of Calendar Year Adjusted Net Sales greater than $[***] and less than or equal to $[***] of such Product;

(iii)[***]% of Calendar Year Adjusted Net Sales greater than $[***] and less than or equal to $[***] of such Product;

(iv)[***]% of all Calendar Year Adjusted Net Sales of such Product in excess of $[***].

where the “Adjusted Net Sales” of any Product in any Calendar Year are (i) in China Mainland, the Net Sales for such Product for such Calendar Year, and (ii) in each other Region, an amount equal to the excess of (A) [***] over (B) [***].

By way of example, if Adjusted Net Sales of Product by Huadong and its Subsidiaries and Sublicensees in a Calendar Year are $[***], Huadong will pay vTv a royalty of $[***], comprising $[***] on that portion of Adjusted Net Sales that is greater than $[***] and less than or equal to $[***], $[***] on that portion of Adjusted Net Sales that is greater than $[***] and less than or equal to $[***], $[***] on that portion of Net Sales that is greater than $[***] and less than or equal to $[***], and $[***] on that portion of Adjusted Net Sales that is in excess of $[***].

(b)Royalty Term and Adjustments.  Huadong’s royalty obligations to vTv under this Section 6.5 shall commence on a Region-by-Region and Product-by-Product basis on the Effective Date and shall expire on a Region-by-Region basis and Product-by-Product basis on the later of (i) expiration of all Legal Exclusivity as to such Product in such Region or (ii) the eighth (8th) anniversary of the date of the First Commercial Sale by Huadong or any of its Subsidiaries or Sublicensees to a non-Sublicensee Third Party of such Product in such Region (the “Royalty Term”); provided that, during any period within the Royalty Term, if any, remaining after the expiration of all Legal Exclusivity as to such Product in such Region, the royalties payable as to such Product in such Region under this Section 6.5 shall be reduced to [***] of the royalties otherwise payable as to such Product in such Region pursuant to Section 6.5(a).  For the avoidance of doubt, Huadong shall have no obligation to pay any royalty with respect to Net Sales of any Product in any Region after the Royalty Term for such Product in such Region has expired.

(c)Royalty Adjustment for Generic Competition.  If there is Generic Competition with respect to a particular Product in a particular Region, then, for so long as such Generic Competition exists with respect to such Product in such Region, the royalties payable as to such Product in such Region under this Section 6.5 shall be reduced to [***] of the royalties otherwise payable as to such Product in such Region pursuant to Section 6.5(a).

(d)Third Party Payments.  If Huadong reasonably determines that it cannot fully exercise the rights granted to it under this Agreement in the Field in a Region of the Territory without infringing a Patent Right, trade secret, or other intellectual property right not licensed hereunder unless it obtains a license to such Patent Right, trade secret, or other intellectual property right from a Third Party and pays a royalty or other payment under such license (a “Third Party License”) with respect to any Product in such Region, then, as between the Parties, Huadong shall have the first right, but not the obligation, to negotiate and obtain such Third Party License and [***] of any consideration paid under such Third Party License by Huadong, its Affiliates or Sublicensees shall be creditable against royalties payable to vTv hereunder with respect to such Product in the applicable Region; provided, however, that in no event shall such credit cause the royalties paid to vTv for such Product in such Region for such Calendar Year to be reduced to less than [***] of the amount that would otherwise be payable to vTv for such Product in such Region for such Calendar Year pursuant to Section 6.5(a).

(e)Royalty Adjustment for Compulsory License.  If a court or a Governmental Authority of competent jurisdiction requires Huadong or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Product in a Region in the Territory, then the royalties payable as to such Product in such Region under this Section 6.5 shall be reduced to [***] of the royalties otherwise payable as to such Product in such Region pursuant to Section 6.5(a).

(f)Aggregate Royalty Reductions.  Notwithstanding anything to the contrary in this Section 6.5, subject to Section 11.6, in no event shall the royalties otherwise payable under this Section 6.5 with respect to Adjusted Net Sales of any Product in any Region in any Calendar Year be reduced to less than [***] of the royalties payable under Section 6.5(a) with respect to Net Sales of such Product in such Region in such Calendar Year.

6.6Reports; Payments.  Within [***] days after the end of each [***] during which there are Net Sales giving rise to a payment obligation under Section 6.4 or 6.5, Huadong shall submit to vTv a report identifying, for each Product, the Net Sales for such Product for each Region in the Territory for such [***], any sales milestone and royalty payable to vTv and the basis for any reduction in royalties pursuant to any subsection of Section 6.5.  Concurrently with each such report, Huadong shall pay to vTv all sales milestones and royalties payable by it under Sections 6.4 and 6.5.  In addition, within [***] days after the end of each [***], Huadong shall deliver to vTv a report in a form mutually agreeable to both Parties detailing Net Sales and Adjusted Net Sales on a Product-by-Product and Region-by-Region basis.  It is agreed by Huadong and vTv that if Huadong is required to report the sales of a Product on a [***] basis in a Region under the applicable Laws, then the reporting and payment obligations with respect to such Product under this Section 6.6 shall be changed from reporting and payment for each [***] to reporting and payment for each [***],

6.7Books and Records; Audit Rights.  Huadong shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Adjusted Net Sales and payments required by Sections 6.4 and 6.5 in accordance with China GAAP and the internal policies and procedures of Huadong; provided, that at vTv’s reasonable request and at vTv’s sole cost and expense, Huadong shall prepare a conversion of the records in accordance with the International Financial Reporting Standards (IFRS).  vTv shall have the right, once annually at its own cost and expense, to have an independent, certified public accounting firm, selected by vTv and approved by Huadong in its reasonable discretion, review any such records of Huadong in the location(s) where such records are maintained by Huadong upon reasonable notice (which shall be no less than [***]days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 6.4 and 6.5 within the [***] month period preceding the date of the request for review.  The report of such accounting firm shall be limited to a certificate stating whether any report made or payment submitted by Huadong during such period is accurate or inaccurate and the actual amounts of Net Sales, and sales milestones and royalties due, for such period.  Huadong shall receive a copy of each such report concurrently with receipt by vTv (“First Audit”).  Should such inspection lead to the discovery of a discrepancy to vTv’s detriment, and only to the extent that Huadong agrees with and accepts such conclusion under the First Audit, Huadong shall pay within [***] Business Days after its receipt from the accounting firm of the certificate the amount of the discrepancy plus interest calculated in accordance with Section 6.11.  If Huadong does not agree with the conclusion of such report, vTv shall engage another accounting firm, selected by Huadong and approved by vTv in its reasonable discretion, at Huadong’s expense to conduct the audit in accordance with Section 6.7 (“Second Audit”).  If the conclusion of the First Audit is consistent with the conclusion of the

Second Audit, Huadong shall pay within [***] Business Days after its receipt from the accounting firm of the certificate the amount of the discrepancy plus interest calculated in accordance with Section 6.11.  If the conclusion of the First Audit is not consistent with the conclusion of the Second Audit, the matter shall be referred to arbitration in accordance with Section 12.2(b).  vTv shall pay the full cost of the review unless the underpayment of sales milestones or royalties is greater than [***] of the amount due for any applicable Calendar Year, in which case Huadong shall pay the reasonable cost charged by such accounting firm for such review.  Any overpayment by Huadong revealed by an examination shall be fully creditable against future Payments.

6.8Tax Matters.  No Payments shall be reduced on account of any taxes or government surcharges attached to such taxes unless required by Law; provided, that Huadong shall be entitled to deduct and withhold from any Payments otherwise payable to vTv pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any other applicable national, local or foreign tax Law. To the extent that amounts are so deducted or withheld by Huadong, such withheld amounts shall be (a) remitted by Huadong to the applicable Governmental Authority, and (b) deducted and treated for all purposes of this Agreement as having been paid to vTv in respect of which such deduction and withholding was made by Huadong.  vTv alone shall be responsible for paying any and all taxes (other than withholding taxes, value-added taxes and all government surcharges attached to the value-added taxes deducted and withheld on vTv’s behalf by Huadong in accordance with the previous sentence) levied on account of, or measured in whole or in part by reference to, any Payments vTv receives.  The Parties will cooperate in good faith to obtain the benefit of any relevant tax treaties and applicable Law to minimize as far as reasonably possible any taxes that may be levied on any Payments.  Notwithstanding the foregoing, if vTv is entitled under any applicable tax treaty or applicable Law to a reduction of the rate of, or the elimination of, applicable withholding tax or value-added tax, it may deliver to Huadong or the appropriate Governmental Authority (with the assistance of Huadong to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding tax or value-added tax, or to relieve Huadong of its obligation to withhold taxes, and Huadong shall apply the reduced rate of withholding tax or value-added tax, or dispense with withholding tax or value-added tax, as the case may be, provided that Huadong has received evidence of vTv’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] days prior to the time that the Payment is due; provided, further, that if Huadong is able to obtain the prescribed forms necessary  for obtaining exemption of the Chinese value-added tax, Huadong shall be responsible for delivering such prescribed forms to vTv.  If, in accordance with the foregoing, Huadong withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to vTv proof of such payment within [***] days following that latter payment.

6.9Payment Method and Currency Conversion.  All Payments shall be made in US dollars in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Huadong’s election, to a bank account specified by vTv in a notice at least [***] days before the payment is due.  For the purposes of determining the achievement of any sales milestone payment under Section 6.4 or the amount of any royalties due for the relevant Calendar Year under Section 6.5, the amount of Net Sales in any foreign currency shall be converted into US dollars in accordance with the prevailing rates of exchange for the relevant month for converting such first currency into such other currency used by Huadong’s internal accounting systems, which are independently audited on an annual basis.  Upon request by vTv, Huadong shall disclose the bases for the rates of exchange used for purposes of assuring that such rates reflect prevailing rates of exchange.

6.10Blocked Payments.  Huadong or its Affiliates shall take all actions required by applicable Laws for the purpose of transferring, or having transferred on its behalf, milestones, royalties or any other payments to vTv pursuant to this Agreement, including but not limited to filing or registration of this Agreement with the competent Government Authority and obtaining any required approval, permit or license for the payment transfer from the competent Government Authority. If by reason of applicable Laws (or the application thereof by any Government Authority) in any Region in the Territory, it becomes impossible or illegal for Huadong or its Affiliates or Sublicensees to transfer, or have transferred on its behalf, milestones, royalties or other payments to vTv or to Huadong or its Affiliates or Sublicensees, Huadong shall promptly notify vTv of the conditions preventing such transfer.  To the extent any payments to vTv cannot be transferred pursuant to the preceding sentence, such amounts shall be deposited in local currency in the relevant Region to the credit of vTv in a recognized banking institution designated by vTv or, if none is designated by vTv within a period of [***] days upon Huadong’s notification to vTv of the conditions preventing the transfer, in a recognized banking institution selected by Huadong or its Affiliate or Sublicensee, as the case may be, and identified in a notice given to vTv.  If so deposited in a foreign country or region, Huadong shall provide, or cause its Affiliate or Sublicensee to provide, reasonable cooperation to vTv so as to allow vTv to assume control over such deposit as promptly as practicable.

6.11Late Payments.  If a Party shall fail to make a timely payment pursuant to the terms of this Agreement, the other Party shall provide written notice of such failure to the non-paying Party (a “Late Payment Notice”), and interest shall accrue on the past due amount starting on the date of the Late Payment Notice at the thirty (30) day US dollar London Interbank Offered Rate effective for the date that payment was due (as published in the Wall Street Journal) plus three percent (3%) per annum, computed for the actual number of days after the date of the Late Payment Notice that the payment was past due.  For avoidance of doubt, Huadong and vTv agree that any late payment arising from such payment being blocked or delayed by reason of applicable Laws (or application thereof by any Government Authority) in any Region in the Territory (including in connection with the foreign exchange control) shall not be subject to this Section 6.11.

6.12Net Sales Calculations.  The Parties acknowledge and agree that, in the definition of “Net Sales,” the discount applied to the gross amount billed or invoiced by Huadong is intended to [***].  The Parties agree from time to time during the Term, if reasonably requested by the other Party, to discuss in good faith [***].

ARTICLE VII
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION
AND RELATED MATTERS

7.1Joint IP Working Group.  Promptly following the Effective Date, the Parties shall establish a joint working group consisting of at least one (1) designee of vTv and at least one (1) designee of Huadong, each of which shall have experience in the prosecution and enforcement of intellectual property rights in the pharmaceutical field (the “Joint IP Working Group” or “JIPWG”).  Each Party may change its designee(s) on the JIPWG upon written notice to the other Party.  The JIPWG shall be responsible for coordinating all activities and communications relating to the prosecution, maintenance and enforcement of Patent Rights and shall communicate and meet on an ad hoc, as-needed basis.  The JIPWG shall strive to reach consensus; provided, that in exercising its rights under this ARTICLE VII, each Party shall implement or incorporate, absent a substantial reason to the contrary, all reasonable comments of the other Party.

7.2Ownership of Inventions.

(a)Sole Inventions.  Each Party shall exclusively own all inventions made solely by such Party, its employees, agents and consultants (“Sole Inventions”).  Sole Inventions made solely by Huadong, its employees, agents and consultants are referred to herein as “Huadong Sole Inventions.”  Sole Inventions made solely by vTv, its employees, agents and consultants are referred to herein as “vTv Sole Inventions.”

(b)Joint Inventions.  The Parties shall jointly own all inventions made jointly by employees, agents and consultants of Huadong, on the one hand, and employees, agents and consultants of vTv, on the other hand, on the basis of each Party having an undivided interest in the whole (“Joint Inventions”).

(c)Examples.  As an illustrative example for the general principles set forth in Sections 7.2(a) and 7.2(b), [***] as part of the Manufacturing Technology Transfer pursuant to Section 2.6, if [***]is first carried out solely by employees, agents and consultants of Huadong, then any resulting invention shall be deemed a “Huadong Sole Invention.”  If [***] is first carried out jointly by employees, agents and consultants of Huadong, on the one hand, and employees, agents and consultants of vTv, on the other hand, then any resulting invention shall be deemed “Joint Invention.”  If [***] is first carried out solely by employees, agents and consultants of vTv, then any resulting invention shall be deemed a “vTv Sole Invention.”

(d)Inventorship.  For purposes of determining whether an invention is a Huadong Sole Invention, a vTv Sole Invention, or a Joint Invention, questions of inventorship shall be resolved in accordance with the applicable patent Laws in the jurisdiction where the invention is conceived and reduced to practice.

7.3Prosecution and Maintenance of Patent Rights.

(a)Prosecution of vTv Patent Rights.  With respect to vTv Patent Rights in the Territory, vTv and Huadong shall cooperate in connection with the continued prosecution and maintenance by vTv of such vTv Patent Rights, provided that vTv shall have final decision making authority with respect to any and all vTv Patent Rights in the Field in the Territory.  The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain vTv Patent Rights in the Territory shall be borne [***], and the out-of-pocket costs and expenses incurred to obtain, prosecute and maintain vTv Patent Rights outside the Territory shall be borne [***].  If vTv files a new patent application anywhere in the world for which a vTv Patent Right in the Territory could be filed, then within [***] days of such filing, vTv shall notify Huadong and provide Huadong with a copy of such filings.  vTv shall notify Huadong at least [***] days prior to the earliest deadline for entering into national phase with respect to any Patent Cooperation Treaty (PCT) application included in vTv Patent Rights.  No later than [***] days prior to the earliest deadline to enter into the national phase, Huadong shall provide vTv with a list of Regions within the Territory in which Huadong would like vTv to file.  vTv shall file international patent applications, or designate for national filing and file, in the Territory when requested by Huadong.  vTv shall keep Huadong fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of vTv Patent Rights in the Territory, including by providing Huadong with a copy of all material communications to and from any patent authority in the Territory regarding such vTv Patent Right, and by providing Huadong drafts of any filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Huadong to review and comment thereon.  vTv, its agents and attorneys shall implement or incorporate all comments of Huadong, absent a substantial reason to the contrary, regarding any aspect of such patent prosecutions.  vTv shall not abandon any vTv Patent Rights in the Territory (the “Abandoned Patents”) without at least [***] days’ prior notice to Huadong.  If vTv decides to abandon any vTv Patent Rights in the Territory, Huadong shall, at its sole expense, have the option to continue to prosecute and maintain the Abandoned Patents in vTv’s name by providing a written notice to vTv. In such event, vTv shall promptly provide Huadong with the appropriate documents to continue to prosecute or maintain the Abandoned Patents in vTv’s name.  For avoidance of doubt, upon completion of such transfer, such Abandoned Patents shall continue to be a vTv Patent Right.

(b)Prosecution of Joint Patent Rights.  Patent Rights Covering Joint Inventions are “Joint Patent Rights.”  On a worldwide basis, vTv shall be responsible for obtaining, prosecuting, and/or maintaining Joint Patent Rights Covering inventions conceived and first reduced to practice during the period starting from the Effective Date and ending upon completion of the Manufacturing Technology Transfer.  Following the completion of the Manufacturing Technology Transfer, on a worldwide basis, Huadong shall be responsible for obtaining, prosecuting, and/or maintaining Joint Patent Rights Covering Joint Inventions conceived and first reduced to practice following completion of the Manufacturing Technology Transfer.  The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain Joint Patent Rights outside the Territory shall be borne [***], and the out-of-pocket costs and expenses incurred to obtain, prosecute and maintain Joint Patent Rights in the Territory shall be borne [***].  The prosecuting Party shall notify the non-prosecuting Party at least [***] days prior to the earliest deadline for entering into national phase with respect to any Patent Cooperation Treaty (PCT) application included in the Joint Patent Rights.  No later than [***] days prior to the earliest deadline to enter into national phase, the prosecuting Party shall provide the other Party with a list of any Region (within the Territory, in the case that vTv is the prosecuting Party, or outside the Territory, in the case that Huadong is the prosecuting Party) in which the non-prosecuting Party would like the prosecuting Party to file.  The prosecuting Party shall file international patent applications, or designate for national filing and file, (i) in the Territory when requested by Huadong in the case that vTv is the prosecuting Party and (ii) outside the Territory when requested by vTv in the case that Huadong is the prosecuting Party.

The prosecuting Party shall keep the non-prosecuting Party fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of Joint Patent Rights, including by providing the non-prosecuting Party with a copy of material communications to and from any patent authority regarding such Joint Patent Right, and by providing the non-prosecuting Party drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the non-prosecuting Party to review and comment thereon.  The prosecuting Party, its agents and attorneys shall consider in good faith all timely comments of the non-prosecuting Party regarding any aspect of such patent prosecutions.  The prosecuting Party shall not abandon any Joint Patent Rights in the Territory (the “Abandoned Joint Patents”) without at least [***] days’ prior notice to the non-prosecuting Party.  If the prosecuting Party decides to abandon any Joint Patent Rights, the non-prosecuting Party shall have the option to continue to prosecute and maintain the Abandoned Joint Patent Rights by providing a written notice to the prosecuting Party, subject to the prosecuting Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  Upon non-prosecuting party’s written exercise of such option, the prosecuting Party shall promptly provide non-prosecuting party with the appropriate documents to allow non-prosecuting party to continue to prosecute or maintain such Abandoned Joint Patents in such Region.  For avoidance of doubt, upon the completion of such transfer, such Abandoned Joint Patents shall continue to be a Joint Patent Right.

(c)Prosecution of Huadong Patent Rights.  Huadong has the sole right, but not the responsibility, to obtain, prosecute and/or maintain the Huadong Patent Rights worldwide.  Huadong shall notify vTv at least [***] days prior to the earliest deadline for entering into national phase with respect to any Patent Cooperation Treaty (PCT) application included in Huadong Patent Rights.  No later than [***] days prior to the earliest deadline to enter into the national phase, vTv shall provide Huadong with a list of countries or regions outside the Territory in which vTv would like Huadong to file.  Huadong shall file international patent applications, or designate for national filing and file, outside the Territory when requested by vTv, solely to the extent that vTv agrees in writing to bear [***] incurred to obtain, prosecute and maintain such Huadong Patent Rights outside the Territory.  To the extent permitted by applicable Laws, if vTv agrees in writing to bear, and bears, [***]incurred to obtain, prosecute and maintain one or more families of Huadong Patent Rights outside the Territory, then on a patent family-by-patent family basis, Huadong shall keep vTv fully informed of all steps with regard to the preparation, filing, prosecution, and maintenance of such Huadong Patent Rights outside the Territory, including by providing vTv with a copy of material communications to and from any patent authority outside the Territory regarding such Huadong Patent Rights, and by providing vTv drafts of any material filings or responses to be made to such patent authorities outside the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Huadong to review and comment thereon.  Huadong, its agents and attorneys shall consider in good faith all timely comments submitted by vTv pursuant to the immediately preceding sentence.  If vTv has agreed in writing to bear, and has borne, [***] incurred to obtain, prosecute and maintain one or more families of Huadong Patent Rights outside the Territory, then Huadong shall not abandon such Huadong Patent Rights (the “Abandoned Huadong Patents”) without at least [***] days’ prior notice to vTv.  If Huadong decides to abandon any Huadong Patent Rights outside the Territory with respect to which vTv has born [***] pursuant to the immediately preceding sentence, vTv shall have the option [***] to continue to prosecute and maintain such Abandoned Huadong Patents in Huadong’s name by providing a written notice to Huadong. In such event, Huadong shall promptly provide vTv with the appropriate documents to continue to prosecute or maintain the Abandoned Huadong Patents in Huadong’s name.  For avoidance of doubt, upon the completion of such transfer, such Abandoned Huadong Patents shall continue to be a Huadong Patent Right.

7.4Third Party Infringement.

(a)Notice.  Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the vTv Patent Rights or Joint Patent Rights, or (ii) unauthorized use or misappropriation of any of the vTv Know-How or Joint Inventions, in the case of either clause (i) or clause (ii), that could reasonably be expected to impact the (A) Development, Manufacture, use or Commercialization of a Compound or Product in the Field in the Territory by Huadong, or (B) scope of the rights licensed to Huadong under ARTICLE II (an “Infringement Claim”), of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such Infringement Claim.

(b)Initial Right to Enforce.  Subject to Section 7.4(c), Huadong shall have the first right, but not the obligation, to initiate a suit, or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the vTv Intellectual Property and Joint Intellectual Property relating to a Compound or Product in the Field in the Territory, with respect to an Infringement Claim.  Any such suit by Huadong shall be brought either in the name of vTv or its Affiliate, the name of Huadong or its Affiliate, or jointly by Huadong, vTv and their respective Affiliates, as may be required by the Law of the forum.  For this purpose, vTv shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Huadong; provided that Huadong shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by vTv in connection with such cooperation.  For clarity, as between vTv and Huadong, (i) vTv shall have the sole right, but not the obligation, to protect vTv Intellectual Property against any suspected misappropriation or infringement that does not constitute an Infringement Claim and (ii) the Parties shall jointly determine by mutual agreement whether and how to protect Joint Intellectual Property against any suspected misappropriation or infringement that does not constitute an Infringement Claim, and the provisions of this ARTICLE VII shall not apply with respect thereto.

(c)Step-In Right.  If Huadong does not initiate a suit or take other appropriate action that it has the initial right to initiate or take with respect to an Infringement Claim pursuant to Section 7.4(b), then vTv may, in its discretion, provide Huadong with notice of vTv’s intent to initiate a suit or take other appropriate action.  If vTv provides such notice and Huadong does not initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from vTv, then vTv shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the vTv Intellectual Property.  Any suit by vTv shall be either in the name of vTv or its Affiliate, the name of Huadong or its Affiliate, or jointly by Huadong, vTv and their respective Affiliates, as may be required by the Law of the forum.  For this purpose, Huadong shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by vTv; provided, that vTv shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Huadong in connection with such cooperation.

(d)Conduct of Certain Actions; Costs.  The Party initiating suit with respect to an Infringement Claim shall have the sole and exclusive right to select counsel for, and otherwise control, any suit initiated by it pursuant to Section 7.4(b) or 7.4(c).  The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Sections 7.4(b) and 7.4(c), including the fees and expenses of the counsel selected by it.  The other Party shall have the right to participate, but not control, and be represented in, any such suit by its own counsel at its own expense.

(e)Recoveries.  Any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party by the Party that assumes control over enforcing any Infringement Claim shall be allocated between the Parties as follows:

(i)first, the Party that assumes control over enforcing such Infringement Claim shall retain an amount equal to [***]; and

(ii)second, any remaining amount shall be [***] by the enforcing Party and paid [***] to the other Party.

7.5Patent Invalidity Claim.  Each of the Parties shall promptly notify the other in the event of any legal or administrative action by any Third Party against a vTv Patent Right, a Joint Patent Right, or a Huadong Patent Right in the Territory of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding.  Huadong shall have the first right, but not the obligation, to defend against any such action involving a vTv Patent Right, a Joint Patent Right, or a Huadong Patent Right in its own name, and the costs of any such defense shall be at Huadong’s expense.  vTv, upon request of Huadong, agrees to join in any such action and to cooperate reasonably with Huadong; provided that Huadong shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by vTv in connection with such cooperation.  If Huadong does not defend against any such action involving such vTv Patent Right, a Joint Patent Right, or a Huadong Patent Right, then vTv shall have the right, but not the obligation, to defend such action and any such defense shall be at vTv’s expense.  Huadong, upon request of vTv, agrees to join in any such action and to cooperate reasonably with vTv, provided that vTv shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Huadong in connection with such cooperation.

7.6Claimed Infringement.  Each of the Parties shall promptly notify the other in the event a Party becomes aware that the practice by either Party of the vTv Patent Rights or Joint Patent Rights infringes the intellectual property rights of any Third Party in the Territory, and shall promptly provide the other Party with any notice it receives or has received from a Third Party related to such suspected infringement.  Huadong shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense (but subject to deduction as provided below), using counsel of its own choice.  vTv may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense.  Without limitation of the foregoing, if Huadong finds it necessary or desirable to join

vTv as a party to any such action, vTv shall execute all papers and perform such acts as shall be reasonably required.  If Huadong elects (in a written communication submitted to vTv within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit, or proceeding, within such time period as is necessary to ensure that vTv is not prejudiced by any such delay, vTv may conduct and control the defense of any such claim, suit, or proceeding at its own expense.  Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding.  Any recoveries by Huadong in connection with defending any third party infringement claim under this Section 7.6 shall first be applied to [***].  Any remaining recoveries shall be allocated as set forth in Section 7.4(e) above.

7.7Patent Term Extensions.  Huadong shall have the exclusive right and obligation to seek patent term extensions or supplemental patent protection, including supplementary protection certificates, in any Region in the Territory in relation to the Products at Huadong’s expense.  vTv and Huadong shall cooperate in connection with all such activities, and Huadong, its agents and attorneys will give due consideration to all timely suggestions and comments of vTv regarding any such activities; provided that all final decisions shall be made by Huadong.

7.8Patent Marking.  Huadong shall comply with the patent marking statutes in each Region in the Territory in which the Product is sold by Huadong, its Subsidiaries or its Sublicensees.

7.9Product Trademarks.  Huadong will have the right to brand the Products in the Territory using trademarks, logos, and trade names it determines appropriate for the Products, which may vary by Region or within a Region (the “Product Marks”).  Huadong will own all rights in the Product Marks in the Territory and will register and maintain the Product Marks in the Territory that it determines reasonably necessary, at Huadong’s cost and expense.  vTv will have the sole right to determine the international nonproprietary name of the Products, provided that, prior to Huadong's initiation of the Phase III Clinical Trial, vTv shall obtain the International Non-proprietary Name (INN) from the World Health Organization and the US Adopted Name (USAN) from the US adopted Names Council (USANC) as the generic name(s) for the Products.  In the event that vTv fails to obtain the INN name prior to Huadong's initiation of the Phase III Clinical Trial, Huadong shall then have the right to determine and obtain the INN from the World Health Organization and the USAN from the USANC as the generic name(s) for the Products.

7.10Certification under Drug Price Competition and Patent Restoration Act.

(a)Notice.  If a Party becomes aware of any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV) or its successor provisions or any similar provision in a country other than the US claiming that any vTv Patent Rights, Joint Patent Rights, or Huadong Patent Rights Covering a Product in the Field are invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import or sale of a product by a Third Party (a “Paragraph IV Claim”), such Party shall promptly notify the other Party in writing within [***] Business Days after its receipt thereof.

(b)Control of Response; Recoveries.

(i)Huadong shall have the first right, but not the obligation, to initiate and control patent infringement litigation for such Paragraph IV Claim in the Territory.  Any suit by Huadong shall be brought either in the name of vTv or its Affiliate, the name of Huadong or its Affiliate, or jointly by Huadong, vTv and their respective Affiliates, as may be required by the Law of the forum.  For this purpose, vTv shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Huadong; provided that Huadong shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by vTv in connection with such cooperation.  If Huadong elects not to assume control over litigating any Paragraph IV Claim in the Territory, Huadong shall notify vTv as soon as practicable but in any event not later than [***] days before the first action required to litigate such Paragraph IV Claim so that vTv may, but shall not be required to, assume sole control over litigating such Paragraph IV Claim using counsel of its own choice.  Any suit by vTv shall be either in the name of vTv or its Affiliate, the name of Huadong or its Affiliate, or jointly by Huadong, vTv and their respective Affiliates, as may be required by the Law of the forum.  For this purpose, Huadong shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by vTv; provided that vTv shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Huadong in connection with such cooperation.  Any compensation recovered as a result of such litigation shall be allocated as set forth in Section 7.4(e) above.

(ii)vTv shall have the first right, but not the obligation, to initiate and control patent infringement litigation for such Paragraph IV Claim outside the Territory.  Any suit by vTv shall be brought either in the name of vTv or its Affiliate, the name of Huadong or its Affiliate, or jointly by Huadong, vTv and their respective Affiliates, as may be required by the Law of the forum.  For this purpose, Huadong shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by vTv; provided that vTv shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by vTv in connection with such cooperation.  Any compensation recovered as a result of such litigation shall be allocated as set forth in Section 7.4(e) above.

7.11Privileged Communications.  In furtherance of this Agreement, it is expected that Huadong and vTv will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications.  Such disclosures are made with the understanding that they shall remain confidential, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between vTv and Huadong, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of vTv Patent Rights and Huadong Patent Rights.

7.12Foreign Filing Licenses.  The Parties shall cooperate (i) to obtain any foreign patent filing licenses, and (ii) to first file any patent application(s) on a domestic invention in the country of origin, so as to comply with 35 U.S.C. §§181 to 188 or its successor provisions or any similar provision in a country other than the US.

ARTICLE VIII
CONFIDENTIAL INFORMATION

8.1Treatment of Confidential Information.  During the Term and for [***] years thereafter, each Party shall maintain Confidential Information (as defined in Section 8.2) of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for agents, directors, officers, employees, consultants, subcontractors, licensees, partners, Affiliates and advisors (collectively, “Agents”) under obligations of confidentiality) or use it for any purpose other than in connection with the Development or Commercialization of Compounds or Products pursuant to this Agreement, and each Party shall exercise Commercially Reasonable Efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Agents, which efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information.  Each Party will be responsible for a breach of this ARTICLE VIII by its Agents.  For clarity, Huadong may disclose Confidential Information of vTv (a) to Governmental Authorities (i) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Compound or Product within the Territory and (ii) in order to respond to inquiries, requests or investigations by Governmental Authorities; (b) to outside consultants, scientific advisory boards, managed care organizations, and non-clinical and clinical investigators to the extent necessary to Develop or Commercialize any Compound or Product; (c) to the extent useful to Develop or Commercialize any Compound or Product; and (d) to the extent necessary or useful in order to enjoy its rights under this Agreement (including to defend or prosecute litigation); provided that Huadong shall obtain the same confidentiality obligations from any Third Parties to which it discloses the Confidential Information of vTv as it obtains with respect to its own similar types of confidential information.

8.2Confidential Information.  “Confidential Information” means all trade secrets or other proprietary information, including any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a Party’s or its Affiliate’s or licensor’s technology, products, business, financial status or prospects or objectives regarding the Products that is disclosed by a Party to the other Party.  All information disclosed prior to the Effective Date by vTv to Huadong pursuant to the Mutual Non-Disclosure Agreement by and between the Parties, dated as of December 19, 2016, as amended through the Effective Date (the “Confidentiality Agreement”), shall be deemed “Confidential Information” of vTv.  For clarity, all data and information regarding Products and Compounds generated after the Effective Date by or on behalf of Huadong, its Subsidiaries or their Sublicensees, shall be deemed “Confidential Information” of Huadong.  Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

(a)either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by a Third Party without any violation of any obligation to the other Party; or

(b)either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Agents; or

(c)is independently developed by or for the receiving Party without reference to or reliance upon the disclosing Party’s Confidential Information as demonstrated by contemporaneous written records of the receiving Party.

Notwithstanding the foregoing, the receiving Party may disclose the disclosing Party’s Confidential Information if it is required to be disclosed to comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations or the regulations or requirements of any stock exchange, provided that the receiving Party promptly provides prior notice of such disclosure to the other Party and uses Commercially Reasonable Efforts to avoid or minimize the degree of such disclosure.

8.3Publications.  The Parties recognize the desirability of publishing and publicly disclosing the results of clinical trials of pharmaceutical products.  Accordingly, subject to coordination through designated representatives of each Party, the publishing Party shall be free to publicly disclose the results of clinical trials involving Compounds or Products conducted pursuant to this Agreement, subject to prior review by the non-publishing Party for issues of patentability and protection of its Confidential Information, in a manner consistent with all Laws applicable to the publishing Party and best industry practices.  In addition, if either Party (the “Publishing Party”) intends to publish articles in scientific or medical journals or to make presentations of the results of clinical trials involving Compounds or Products conducted pursuant to this Agreement, such Party shall provide the other Party (the “Non-publishing Party”) through the designated representatives of each Party at its earliest opportunity with any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development of any Compound or Product.  The Non-publishing Party shall respond promptly through its designated representative, and in any event no later than [***] days after receipt of such proposed publication or presentation, or such shorter period as may be required by the publication.  The Publishing Party agrees to allow a reasonable period (not to exceed [***] days) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of the Non-Publishing Party.  In addition, the Publishing Party will give due regard to comments furnished by the Non-publishing Party and such comments shall not be unreasonably rejected.  The Publishing Party shall be responsible to assure that its Subsidiaries and licensees agree to equivalent undertakings in favor of the Non-publishing Party.  All publications involving Compounds or Products pursuant to this Agreement shall be in accordance with any guidelines or strategies promulgated by the JDC, which shall include appropriate acknowledgement consistent with standard scientific practice of any contributions of each Party to the results being publicly disclosed.

8.4Press Releases and Other Disclosures.  The Parties hereby each approve the respective English language and Chinese language press releases set forth in Schedule 8.4 and will cooperate in the release thereof as soon as practicable after the Effective Date.  The Parties also recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement.  In such event, the Party desiring to issue an additional press release or make a public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance (except that neither Party shall have any obligation to disclose Confidential Information except to the extent required or permitted pursuant to this ARTICLE VIII).  No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party.  Once any public statement or disclosure has been approved in accordance with this Section 8.4, then either Party may appropriately communicate information contained in such permitted statement or disclosure.  Notwithstanding the foregoing provisions of this Section 8.4, Schedule 8.4 or of this ARTICLE VIII, a Party may (a) disclose the existence and terms of this Agreement where required, as reasonably determined by the disclosing Party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court, (b) disclose the existence and terms of this Agreement under obligations of confidentiality to agents, advisors, contractors, investors and acquirors, and to potential agents, advisors, contractors, investors and acquirors, and (c) publicly announce any of the matters set forth in Schedule 8.4, provided that such announcements do not entail disclosure of non-public technical or scientific information (which, for clarity, excludes clinical trial results that are subject to disclosure pursuant to Section 8.3) and the announcing Party provides the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.  To the extent a Party determines in good faith that it is required by applicable Law to publicly file, register or notify this Agreement with a Governmental Authority, including public filings pursuant to securities Laws, it shall provide the proposed redacted form of the Agreement to the other Party a reasonable amount of time prior to filing for the other Party to review such draft and propose changes to such proposed redactions.  The Party making such filing, registration or notification shall incorporate any proposed changes timely requested by the other Party, absent a substantial reason to the contrary, and shall use commercially reasonable efforts to seek confidential treatment for any terms that the other Party timely requests be kept confidential, to the extent such confidential treatment is reasonably available consistent with applicable Law.  Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1vTv’s Representations.  vTv hereby represents and warrants as of the Effective Date as follows:

(a)vTv has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of vTv.  vTv has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance.  Assuming due authorization, execution and delivery on the part of Huadong, this Agreement constitutes a legal, valid and binding obligation of vTv, enforceable against vTv in accordance with its terms.

(b)The execution and delivery of this Agreement by vTv and the performance by vTv contemplated hereunder will not violate any US Law or, to vTv’s knowledge, any Law of any Governmental Authority outside the US.

(c)Neither the execution and delivery of this Agreement nor the performance hereof by vTv requires vTv to obtain any permit, authorization or consent from any Governmental Authority or from any other Person, and such execution, delivery and performance by vTv will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which vTv may be a party that relates to the vTv Patent Rights or the vTv Know-How.

(d)To vTv’s knowledge, vTv owns or possesses adequate licenses or other valid rights to use all Patent Rights and Know-How necessary to Develop and Manufacture TTP273 in the Territory and to use, sell, offer for sale and import Products containing TTP273 in the Territory.  To vTv’s knowledge, there is no actual or threatened infringement by a Third Party of any of the vTv Patent Rights, or any other infringement or threatened infringement by a Third Party that would adversely affect Huadong’s rights under this Agreement.  To vTv’s knowledge, the Development, Manufacture, Commercialization, use, sale, offer for sale or importation by Huadong, or its Subsidiaries or Sublicensees, of the Product(s) containing TTP273 as Developed prior to the Effective Date does not and will not infringe or constitute a misappropriation or other violation of the rights of any Third Party.  To vTv’s knowledge, the issued patents encompassed within vTv Patent Rights are valid and enforceable patents and no Third Party has challenged the validity or enforceability of such patents (including through the institution or written threat of institution of interference, nullity, revocation or similar invalidity proceedings before the US Patent and Trademark Office or any equivalent foreign entity), and vTv is not aware of any reasonable basis for such a claim by a Third Party.

(e)Schedule 9.1(e) is a complete and correct list of all vTv Patent Rights in the Territory owned by vTv as of the Effective Date.  No vTv Patent Right or vTv Know-How has been licensed to vTv.

(f)vTv is the sole and exclusive legal and beneficial owner of all the vTv Patent Rights identified on Schedule 9.1(e), free of any encumbrance, lien, or claim of ownership by any Third Party other than pursuant to the Loan Agreement, and vTv is entitled to grant the licenses thereto specified herein.  All assignments to vTv of ownership rights relating to the vTv Patent Rights in the Territory are valid and enforceable.  vTv has not previously assigned, transferred, licensed, conveyed or otherwise encumbered its right, title and interest in the vTv Intellectual Property in the Territory in a manner that conflicts with any rights granted to Huadong hereunder.

(g)The vTv Patent Rights in the Territory are being prosecuted in the respective patent offices in accordance with applicable Law.  To vTv’s knowledge, all applicable maintenance fees with respect to the vTv Patent Rights have been paid on or before the due date for payment.

(h)vTv has generated, prepared, maintained, and retained all Regulatory Filings that are required to be maintained or retained pursuant to and in accordance with good laboratory and clinical practice and applicable Law, and all such information is true, complete and correct and what it purports to be.

(i)In respect of the pending patent applications included in the vTv Patent Rights in the Territory, to its knowledge vTv has presented all required references, documents, or information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office.

(j)To vTv’s knowledge, each of the vTv Patent Rights in the Territory properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such vTv Patent Right is issued or such application is pending.  To vTv’s knowledge, each Person who has or has had any rights in or to any vTv Intellectual Property in the Territory, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such vTv Intellectual Property to vTv.  To vTv’s knowledge, no current officer, employee, agent, or consultant of vTv is in violation of any term of any assignment or other agreement regarding the protection of vTv Patent Rights in the Territory.

(k)There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to vTv’s knowledge, threatened against vTv in connection with or relating to TTP273 or any vTv Patent Rights, vTv Know-How or the transactions contemplated by this Agreement.

(l)To vTv’s knowledge, all Development activities conducted by vTv prior to the Effective Date have been and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to generally accepted professional scientific standards, and applicable local, state and federal Laws, rules, and regulations, including applicable requirements of GLP and GCP, as applicable.  vTv has not received any written notices from the FDA or any other Regulatory Authority requiring the termination, suspension or material modification of any clinical trials that have been or are currently being conducted by vTv.  Neither vTv nor, to the knowledge of vTv, any of its directors, officers, employees, agents or subcontractors has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result, in debarment by the FDA under 21 U.S.C. § 335a or any similar state or foreign Law.

(m)True, complete and correct copies (as of the Effective Date) of all material adverse information with respect to the safety and efficacy of the Compound and the Product known to vTv or any of its Affiliates have been provided to Huadong prior to the Effective Date.  Except as disclosed by vTv to Huadong prior to the Effective Date, neither vTv nor any of its Affiliates is aware of anything that could materially adversely affect the acceptance or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval.

(n)The representations and warranties of vTv in this Agreement, and the information, documents and materials furnished to vTv in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (i) contain any untrue statement of a material fact, or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

9.2Huadong’s Representations.  Huadong hereby represents and warrants as of the Effective Date as follows:

(a)Huadong has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of Huadong.  Huadong has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the Development and Commercialization of Compounds and Products) performance.  Assuming due authorization, execution and delivery on the part of vTv, this Agreement constitutes a legal, valid and binding obligation of Huadong, enforceable against Huadong in accordance with its terms.

(b)The execution and delivery of this Agreement by Huadong and the performance by Huadong contemplated hereunder will not violate (subject to obtaining all necessary governmental approvals with respect to the continued Development and Commercialization of Compounds and Products) any PRC Law, or to Huadong’s knowledge, any Law of any other Governmental Authority in the Territory (except for China Mainland).

(c)There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Huadong, threatened against Huadong in connection with or relating to the transactions contemplated by this Agreement.

(d)Neither the execution and delivery of this Agreement nor the performance hereof by Huadong requires Huadong to obtain any permit, authorization or consent from any Governmental Authority (subject to obtaining all necessary governmental approvals with respect to the continued Development and Commercialization of Compounds and Products) or from any other Person, and such execution, delivery and performance by Huadong will not result in the breach of or give rise to any termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which Huadong may be a party that relates to the Products, Huadong Patent Rights or Huadong Know-How.

(e)Neither Huadong nor, to the knowledge of Huadong, any of its directors, officers, employees, agents or subcontractors has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result, in debarment by the FDA under 21 U.S.C. § 335a or any similar state or foreign Law.

9.3vTv Covenants.  vTv covenants and agrees during the Term that:

(a)vTv shall comply, and cause its Subsidiaries to comply, and use commercially reasonable efforts to cause its Third Party manufacturers to comply, with all applicable Laws and all applicable cGMP, GCP, and GLP (or similar standards) in their conduct of the Development, Manufacturing, and Commercialization activities outside the Territory;

(b)vTv shall not grant to any Third Party any rights that would be inconsistent with Huadong’s rights hereunder.

(c)Subject to Section 12.9, vTv shall not assign, transfer, convey or otherwise encumber its right, title and interest in the vTv Intellectual Property in a manner that conflicts with any rights granted to Huadong hereunder.

(d)vTv shall inform Huadong in writing immediately if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in §335a (a) or (b) of the Generic Drug Enforcement Act of 1992, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of vTv’s or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of vTv or any Person performing services hereunder.

9.4Huadong Covenants.  Huadong covenants and agrees during the Term:

(a)Huadong shall comply, cause its Subsidiaries to comply, and require and use Commercially Reasonable Efforts to cause its Sublicensees to comply, with all applicable Laws and all applicable cGMP, GCP, GSP, and GLP (or similar standards) in their conduct of the Development, Manufacturing, and Commercialization activities under this Agreement; and

(b)Huadong shall not, shall cause its Subsidiaries not to transfer or divert, and shall use Commercially Reasonable Efforts to cause its Sublicensees not to transfer or divert, the Compound or Product to an entity other than Huadong, or an entity approved by Huadong, in each case in a manner that would cause the sale of such Compound or Product in the chain of distribution (from Huadong or its Subsidiaries or Sublicensees to the end user) to be excluded (except as an exception provided in the Net Sales definition) in the calculation of Net Sales, provided that for each unit of the Compound and/or Product, the inclusion of such sales in the calculation of Net Sales shall occur only once.

Upon reasonable notification, but no more than annually (provided that the foregoing frequency limit shall not apply if vTv has cause), vTv shall have the right to conduct audits of Huadong, and Huadong shall procure such right for vTv to audit Huadong’s Subsidiaries and shall use Commercially Reasonable Efforts to procure such right for vTv to audit Huadong’s Sublicensees (either directly or through Huadong and its designee), to ensure compliance with Section 9.4(a) and Section 9.4(b).

9.5Compliance with Anti-Corruption Laws. Notwithstanding anything to the contrary in the Agreement, each of Huadong and vTv hereby agrees that:

(a)it will not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the U.S. Foreign Corrupt Practices Act, collectively “Anti-Corruption Laws”) that are applicable to one or both Parties to the Agreement;

(b)it will not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party and/or its business in a manner that would violate Anti-Corruption Laws;

(c)it will, on an annual basis upon request by the other Party, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or its Subsidiaries, or their respective employees or subcontractors in the performance of the Agreement, or will provide details of any exception to the foregoing; and

(d)it will maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 9.5, and upon request of the other Party, up to once per year and upon reasonable advance notice, will provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 9.5.  Acceptance of a proposed Third Party auditor may not be unreasonably withheld by either Party.  It is expressly agreed that the costs related to the Third Party auditor will be fully paid by the Party requesting such audit, and that any auditing activities may not unduly interfere with the normal business operations of the Party to be audited, or its Subsidiaries or Sublicensees.  The Party to be audited may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

9.6Language.  The Parties agree that all communications, interactions, reporting, documentation, and dispute resolution to be conducted pursuant to this Agreement shall be in English.

9.7No Warranty.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.  IN PARTICULAR, BUT WITHOUT LIMITATION, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, vTv MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER TTP273 IS FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE X
INDEMNIFICATION

10.1Indemnification in Favor of vTv.  Huadong shall indemnify, defend and hold harmless the vTv Parties (as hereinafter defined) from and against any and all Losses incurred, suffered or sustained by any of the vTv Parties, or to which any of the vTv Parties becomes subject as a result of any Third Party claim, action, suit, proceeding, liability or obligation (collectively, “Third Party Claims”), arising out of, relating to or resulting from:

(a)any misrepresentation or breach of any representation, warranty, covenant or agreement made by Huadong in this Agreement;

(b)in the case of Third Party Claims only, the Development or Commercialization of Compounds or Products by Huadong, its Subsidiaries, licensees or sublicensees in the Territory; or

(c)the gross negligence or willful misconduct of any of the Huadong Parties (as hereinafter defined) in connection with Huadong’s performance of this Agreement.

For purposes of this ARTICLE X, “vTv Parties” means vTv, its Affiliates and their respective agents, directors, officers, and employees; provided, that, if the vTv Party seeking indemnification under this ARTICLE X is a shareholder, then the foregoing indemnification obligation shall be limited to Losses to the extent arising from Third Party Claims based on the circumstances described in clauses (a)-(c) above (as applicable) and defenses thereof based on the circumstances described in clauses (a)-(c) above (as applicable), and shall not include Losses to the extent arising from any claim or defense relating to such vTv Party’s status as a shareholder.

The indemnification obligations set forth in this Section 10.1 shall not apply to the extent that any Loss is the result of (i) a breach of this Agreement by vTv or (ii) the gross negligence or willful misconduct of such vTv Party.

10.2Indemnification in Favor of Huadong.  vTv shall indemnify, defend and hold harmless the Huadong Parties from and against any and all Losses incurred, suffered or sustained by any of the Huadong Parties, or to which any of the Huadong Parties becomes subject as a result of any Third Party Claim, arising out of, relating to or resulting from:

(a)any misrepresentation or breach of any representation, warranty, covenant or agreement made by vTv in this Agreement;

(b)the gross negligence or willful misconduct of any of the vTv Parties in connection with vTv’s performance of this Agreement; or

(c)in the case of Third Party Claims only, the Development or Commercialization of Compounds or Products by vTv, its Subsidiaries, licensees or sublicensees outside of the Territory.

For purposes of this ARTICLE X, “Huadong Parties” means Huadong, its Affiliated and their respective agents, directors, officers, and employees provided that, if the Huadong Party seeking indemnification under this ARTICLE X is a shareholder, then the foregoing indemnification obligation shall be limited to Losses to the extent arising from Third Party Claims based on the circumstances described in clauses (a)-(c) above (as applicable) and defenses thereof based on the circumstances described in clauses (a)-(c) above (as applicable), and shall not include Losses to the extent arising from any claim or defense relating to such Huadong Party’s status as a shareholder.

The indemnification obligations set forth in this Section 10.2 shall not apply to the extent that any Loss is the result of (i) a breach of this Agreement by Huadong, or (ii) the gross negligence or willful misconduct of such Huadong Party.

10.3General Indemnification Procedures.  Subject to Section 7.4(b) above:

(a)All indemnification claims in respect of a Party, its Affiliates, or its or their respective agents, directors, officers or employees shall be made solely by such Party to this Agreement (the “Indemnified Party”).  An Indemnified Party seeking indemnification pursuant to this ARTICLE X shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of any Losses or discovery of fact upon which such

Indemnified Party intends to base a request for indemnification under this ARTICLE X, or the commencement or assertion of any Third Party Claim (which in no event includes any claim by any Huadong Party or any vTv Party) in respect of which indemnity may be sought hereunder, and shall give the Indemnifying Party such information with respect to any indemnified matter as the Indemnifying Party may reasonably request.

(b)An Indemnified Party shall not make any admission concerning any Third Party Claim, unless such admission is required by applicable Law or legal process, including in response to questions presented in depositions or interrogatories.  Any admission made by the Indemnified Party or the failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the ability of the Indemnifying Party to defend such Third Party Claim is prejudiced thereby (and no admission required by applicable Law or legal process shall be deemed to result in prejudice).  The Indemnifying Party shall assume and conduct the defense of such Third Party Claim, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.  Subject to the initial and continuing satisfaction of the terms and conditions of this ARTICLE X, the Indemnifying Party shall have full control of such Third Party Claim, including settlement negotiations and any legal proceedings.  If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 10.3, the Indemnified Party may defend the Third Party Claim at the Indemnifying Party’s reasonable cost and expense.  If both Parties are Indemnifying Parties with respect to the same Third Party Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of commencement or assertion of such Third Party Claim (or such lesser period of time as may be required to respond properly to such claim), which Party shall assume the lead role in the defense thereof.  Should the Indemnifying Parties be unable to mutually agree on which of them shall assume the lead role in the defense of such Third Party Claim, both Indemnifying Parties shall be entitled to participate in such defense through counsel of their respective choosing.

(c)Any Indemnified Party or Indemnifying Party not managing the defense of a Third Party Claim shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense.  The Indemnifying Party managing the defense shall not be liable for any litigation cost or expense incurred, without its consent, by the Indemnified Party where the action or proceeding is under the control of such Indemnifying Party; provided, however, that if the Indemnifying Party managing the defense fails to take reasonable steps necessary to defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party managing the defense will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

(d)The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment against an Indemnified Party arising from any such Third Party Claim to the extent such Third Party Claim involves equitable or other non-monetary relief from the Indemnified Party.  No Party shall, without the prior written consent of the other Party or the Indemnified Party, enter into any compromise or settlement that commits the other Party or the Indemnified Party to take, or to forbear to take, any action.

(e)The Parties shall cooperate in the defense or prosecution of any Third Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that the Indemnifying Party shall reimburse the Indemnified Party for any out-of-pocket expenses actually and reasonably incurred in connection with any such cooperation.

(f)Any indemnification hereunder shall be made net of any insurance proceeds actually recovered by the Indemnified Party from unaffiliated Third Parties; provided, however, that if, following the payment to the Indemnified Party of any amount under this ARTICLE X, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such net indemnification payment) to the Indemnifying Party.

(g)The Parties agree and acknowledge that the provisions of this ARTICLE X represent the Indemnified Party’s exclusive recourse with respect to any Losses for which indemnification is provided to the Indemnified Party under this ARTICLE X.

10.4Insurance.  During the Term and thereafter for so long as a Third Party Claim may be brought for which an Indemnifying Party must indemnify the Indemnified Party pursuant to Sections 10.1 and 10.2, the Indemnifying Party shall obtain or maintain, at its sole cost and expense, product liability insurance in amounts that are reasonable and customary in the pharmaceutical industry in the respective Territory and in accordance with applicable Law.  Such product liability insurance shall insure against all liability, including product liability and property damage arising out of the Development, use or Commercialization of Compounds and Products. Without limiting the generality of the foregoing, the Indemnified Party shall maintain comprehensive general liability insurance, including product liability insurance, to cover its activities and, unless its Subsidiaries and Sublicensees maintain comparable coverage, the activities of its Subsidiaries and Sublicensees, with respect to Compounds and Products.  The Indemnified Party shall provide satisfactory evidence of adequate insurance coverage to the Indemnifying Party upon the request of the Indemnifying Party prior to the Effective Date and, upon the written request of the Indemnifying Party, concurrent with any renewal or replacement of such coverage.

ARTICLE XI
TERM AND TERMINATION

11.1Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE XI, shall continue in full force and effect, on a Region-by-Region and Product-by-Product basis until there is no remaining royalty obligation in such Region with respect to such Product, at which time (unless earlier terminated) this Agreement shall expire with respect to such Product in such Region and the grants in Sections 2.1(a) and 2.1(b) shall become fully-paid, royalty-free, and irrevocable with respect to such Product in such Region.  In addition, upon the expiration of the last Royalty Term, the grants in Sections 2.1(a) and 2.1(b) shall become fully-paid, royalty-free, and irrevocable with respect to all Products and Compounds and this Agreement shall otherwise terminate.

11.2Termination for Cause.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement (a “Material Breach”), then the Non-Breaching Party may give the Breaching Party notice of such Material Breach (a “Material Breach Notice”) specifying the nature of the breach.  If the Breaching Party does not dispute that it has committed a Material Breach, then, if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within [***] after receipt of the Material Breach Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.  If the Breaching Party disputes that it has committed a Material Breach, the dispute shall be resolved pursuant to Section 12.2.  If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to have committed a Material Breach (an “Adverse Ruling”), then, if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such breach within [***] after such ruling or such longer period as specified in the Adverse Ruling, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.  The right of either Party to terminate this Agreement as set forth in this Section 11.2 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.  Notwithstanding the foregoing, the Parties acknowledge and agree that (a) vTv’s failure to initiate the US trials for the Phase II MRCT on or prior to [***] after the date that CFDA has issued the approval for the conduct of the Phase II MRCT in China Mainland (an “MRCT Initiation Breach”) shall constitute a “Material Breach,” subject to immediate termination, and, upon occurrence of such Material Breach, Huadong may immediately terminate this Agreement upon delivery of an applicable Material Breach Notice to vTv, (b) Huadong’s failure to make any payment in accordance with ARTICLE VI shall constitute a “Material Breach,” and, upon occurrence of such Material Breach and delivery of an applicable Material Breach Notice to Huadong, if Huadong fails to cure such breach within [***] after receipt of such Material Breach Notice, vTv may terminate this Agreement upon written notice to Huadong, and (c) without limitation in respect of any other obligation under this Agreement, Huadong’s obligations pursuant to Sections 2.4(a) and 2.4(b) shall constitute “material obligations” for purposes of the definition of “Material Breach.”  Notwithstanding anything to the contrary in this Section 11.2, (i) if a Material Breach pertains only to facts relating to one or more Regions other than China Mainland, then, pursuant to this Section 11.2, the Non-Breaching Party shall have a right to terminate this Agreement only with respect to such Regions and (ii) if a Material Breach pertains to facts relating to China Mainland, then, pursuant to this Section 11.2, the Non-Breaching Party shall have a right to terminate this Agreement in its entirety.  The Regions or the Territory (as applicable) with respect to which the Non-Breaching Party exercises its termination right pursuant this Section 11.2 is referred to as the "Terminated Region."

11.3Additional Termination Rights for Huadong.

(a)Termination for Convenience.  At any time (i) prior to the initiation of the Phase II MRCT, (ii) following the completion of the Phase II MRCT, or (iii) following the Phase II MRCT being terminated by the applicable Regulatory Authority, Huadong may terminate this Agreement in its entirety for any reason or no reason upon [***] days prior written notice to vTv.

(b)Termination for Failure of Manufacturing Technology Transfer.  Huadong may terminate this Agreement for the reasons set forth in Section 2.6(d).

(c)Termination for Failure to Obtain Loan Agreement Consent.  Huadong may immediately terminate this Agreement (without any of the consequences set forth in Section 11.5 or Section 11.6) if it has not received the items listed on Schedule 6.1 within [***] after the Effective Date.

11.4Termination for Insolvency.  This Agreement may be terminated by a Party upon written notice to the other Party (a) if the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (b) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of ninety (90) days or more; or (c) if the other Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of ninety (90) days or more; or (d) anything analogous to any of the foregoing occurs in any applicable jurisdiction.  Termination pursuant to this Section 11.4 shall be effective upon the date specified in such notice.

11.5Consequences of Termination by vTv or by Huadong for Convenience.  If this Agreement is terminated by vTv under Section 11.2 or 11.4, or by Huadong under Section 11.3(a), then, with respect to each Terminated Region only (in the case of termination pursuant to Section 11.2) or with respect to the Territory (in the case of termination other than pursuant to Section 11.2):

(a)The licenses granted to Huadong in Sections 2.1(a) and 2.1(b) and the licenses granted to vTv in Section 2.1(c) shall terminate;

(b)Huadong shall grant, and shall cause any applicable Subsidiaries and use Commercially Reasonable Efforts to cause its applicable Sublicensees to grant, vTv any combination of the following elected by vTv:

(i)Regulatory Matters.  Ownership of all Regulatory Filings and Regulatory Approvals relating to Compounds and Products, including related correspondence with Regulatory Authorities, and provide copies thereof; provided, to the extent that transfer of the ownership of any Regulatory Filings or Regulatory Approvals relating to Compounds and Products is not feasible under applicable Laws, Huadong shall withdraw or cancel, and shall cause any applicable Affiliate or Sublicensee to withdraw or cancel, such Regulatory Filings or Regulatory Approvals at vTv’s option; and

(ii)Non-clinical and Clinical Matters.  To the extent feasible under applicable Laws, ownership and possession of all non-clinical and clinical data in Huadong’s or its applicable Subsidiaries’ or Sublicensees’ Control exclusively relating to Compounds and Products, and reasonable access to and right to use (only for purposes of the Development and Commercialization of Compounds and Products) any such other data that relates non-exclusively to Compounds and Products;

provided, that, in each case, Huadong (I) shall be entitled to redact or withhold such Information that is proprietary to Huadong and (II) shall not be required to transfer or assign, as applicable, to vTv of any raw data or assays (in vivo or in vitro), or methods, protocols, or information that would enable vTv to reverse engineer any of Huadong’s methods or protocols;

(c)Manufacturing Matters.  At vTv’s option, to be exercised no later than the later of (x) thirty (30) days after the effective date of termination or (y) thirty (30) days after vTv’s receipt of the applicable Manufacturing agreements, Huadong shall:

(i)use Commercially Reasonable Efforts, and use Commercially Reasonable Efforts to cause each of its Subsidiaries and Sublicensees to effect the assignment, to cause its Subsidiaries and Sublicensees to effect the assignment of each Manufacturing agreement specific and exclusive to Compounds or Products to vTv, if such agreement is then in effect and such assignment is permitted under such agreement or by the applicable Third Party; provided, that Huadong and its applicable Subsidiaries and Sublicensees shall be released to the extent the applicable Third Party will permit from any obligation arising out of such agreement following such assignment and vTv shall execute such documentation reasonably satisfactory to Huadong to effectuate such agreement; provided, further that, if any such agreement is specific but not exclusive to Compounds or Products, or is not assigned to vTv for any reason, Huadong and its Subsidiaries and Sublicensees shall use Commercially Reasonable Efforts to provide vTv with the benefits of such agreement to the extent it relates to Compounds or Products;

(ii)for a period of up to [***] following the effective date of termination, (A) cooperate with vTv in reasonable respects to transfer Manufacturing documents and materials that are used (at the time of the termination) by Huadong or its Subsidiaries or Sublicensees exclusively in the Manufacture of Compounds and Products to the extent such Manufacturing documents and materials are not obtained by vTv pursuant to the assignment of agreements pursuant to paragraph (i) above, and (B) provide vTv with reasonable access to and right to use such Manufacturing documents and materials to the extent they relate to, but are not used exclusively in, the Manufacture of Compounds and Products;

(iii)for a period of up to [***] following the effective date of termination, (A) cooperate with vTv in reasonable respects to transfer Manufacturing technologies that are used (at the time of the termination) and Controlled by Huadong or its Subsidiaries or Sublicensees exclusively in the Manufacture of Compounds and Products, and (B) provide vTv with reasonable access to and right to use such Manufacturing technologies, to the extent they relate to, but are not used exclusively in, the Manufacture of Compounds and Products;

provided that vTv shall reimburse Huadong for Huadong’s reasonable out-of-pocket expenses to provide such requested assistance, to the extent such Manufacturing technologies are not obtained by vTv pursuant to the assignment of agreements pursuant to paragraph (i) above; provided, further, that Huadong expressly disclaims any representations or warranties, and shall not be liable, with respect to the adequacy of any Manufacturing technologies transferred to vTv under this Section 11.5(c)(iii);

(iv)sell Huadong’s or use Commercially Reasonable Efforts to cause its Subsidiaries or Sublicensees to sell then-existing inventory of Compounds and Products to vTv, at Huadong’s or its applicable Subsidiaries’ or Sublicensees’ cost of Manufacture, but only if the following conditions have been met: (A) such Compounds and Products meets the applicable release specifications; and (B) Huadong does not reasonably believe the continued use of such Compounds and Products causes safety concerns; and

(v)if this Agreement is terminated after initiation of a Phase III Clinical Trial of a Product and Huadong does not reasonably believe the continued use of such Compounds and Products causes safety concerns, use Commercially Reasonable Efforts, and use Commercially Reasonable Efforts to cause its Subsidiaries and Sublicensees, for a reasonable period of up to months (A) to transition to vTv Manufacturing activities as conducted by Huadong and its Subsidiaries and Sublicensees prior to the effective date of termination (including the assignment of Manufacturing agreements under clause (i) above) and to cooperate with vTv to qualify an alternate manufacturer chosen by vTv, and (B) to the extent Huadong or any of its Subsidiaries or Sublicensees is performing Manufacturing activities related to such Product immediately prior to termination, to Manufacture and supply vTv’s requirements of such Product to the extent such requirements can be met using Huadong’s, or its applicable Subsidiaries’ or Sublicensees’, then-existing manufacturing facilities and equipment, at Huadong’s, or its applicable Subsidiaries’ or Sublicensees’ cost of Manufacture, provided that vTv shall use Commercially Reasonable Efforts to transition Manufacturing activities under clause (A) in a reasonably prompt manner, and provided, further that any obligation under clause (B) shall terminate upon the earlier of [***] months or the completion of the activities in clause (A);

provided, that, in each case, Huadong (I) shall be entitled to redact or withhold such Information that is proprietary to Huadong and (II) shall not be required to transfer or assign, as applicable, to vTv of any raw data or assays (in vivo or in vitro), or methods, protocols, or information that would enable vTv to reverse engineer any of Huadong’s methods or protocols;

(d)License Grant.  At vTv’s option, to be exercised no later than thirty (30) days after the effective date of termination, the Parties shall negotiate in good faith a license agreement, on customary terms and reflecting a market-rate royalty and a reasonable percentage of sublicensing revenue, effecting an exclusive, irrevocable and perpetual license to vTv, with the right to sublicense, under the Huadong Patent Rights, Huadong Know-How, Huadong’s interest in the Joint Intellectual Property, and any Information redacted, withheld, or not transferred or assigned pursuant to the provisos at the end of Section 11.5(a) or 11.5(b) solely to make, have made, use, sell, offer for sale and import Compounds and Products in the Field outside of the Territory, which Huadong Patent Rights, Huadong Know-How and Huadong’s interest in the Joint Intellectual Property were Developed or Commercialized prior to the effective date of termination; provided, that, with respect to any Huadong Patent Rights or Huadong Know-How that Huadong acquired from a Third Party (by license or otherwise), Huadong shall only be required to grant to vTv a license to such Huadong Patent Rights or Huadong Know-How to the extent permitted under its agreement with such Third Party, and vTv shall pay Huadong or such Third Party, as determined by Huadong, any payment due to such Third Party relating to the Compounds and Products; provided, further that vTv shall execute such documentation reasonably satisfactory to Huadong to effectuate such agreement; and vTv shall have the same enforcement rights with respect to any Huadong Patent Rights that exclusively Cover Products that are licensed to vTv pursuant to this Section 11.5(d) as Huadong has with respect to Infringement Claims pursuant to Section 7.4, provided that any enforcement of Huadong Patent Rights or Joint Patent Rights that Cover subject matter other than such Products shall be performed by vTv with the consultation and prior agreement of Huadong; and

(e)Assignment of Trademarks.  At vTv’s option, to be exercised no later than [***] days after the effective date of termination, Huadong shall negotiate in good faith to assign to vTv [***] all of Huadong’s right, title and interest in any trademark used solely in connection with the Products, along with all associated goodwill.

Notwithstanding anything to the contrary in this Section 11.5, if the Agreement is terminated with respect to a Terminated Region smaller than the Territory, then the Parties shall discuss in  good faith an arrangement whereby (i) Huadong shall only be required to perform the covenants in this Section 11.5 to the extent necessary to allow vTv to Develop and Commercialize the Compounds and the Products in the Terminated Region and (ii) Huadong’s rights under this Agreement, including its ability to Develop and Commercialize the Compounds and the Products, in the Territory outside of the Terminated Region shall be preserved.

11.6Consequences of Termination by Huadong for Other Causes.  If this Agreement can be terminated by Huadong under Section 11.2, 11.3(b) or 11.4, then, at Huadong’s election (in its sole discretion), with respect to each Terminated Region only (in the case of termination pursuant to Section 11.2) or with respect to the Territory (in the case of termination other than pursuant to Section 11.2), either:

(a)this Agreement shall remain in effect, except that the royalties due following the date of such termination pursuant to Section 6.5(a) shall be reduced to [***]of royalties due pursuant to Section 6.5, and (ii) Sections 2.1(c), 6.1, 6.3, and 6.4 shall be terminated; or

(b)this Agreement shall terminate; provided, that, in the case of termination by Huadong,

(i)under Section 11.2 due to an MRCT Initiation Breach, [***]; or

(ii)under Section 11.3(b) (Termination for Failure of Manufacturing Technology Transfer), [***].

11.7Effect of Termination; Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination, has already accrued or that is attributable to a period prior to such termination

(including payment obligations accrued prior to the effective date of termination pursuant to ARTICLE VI) nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement.  Notwithstanding the foregoing, the Parties agree that no milestone payment under Section 6.3 or 6.4 shall be due if the milestone event or sales threshold, as applicable, is not achieved or met prior to the date a notice of termination under this ARTICLE XI is provided by the terminating Party.  It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to seek injunctive relief as a remedy for any such breach.

11.8Effect of Termination on Sublicenses.  Termination of this Agreement by vTv pursuant to Section 11.2 shall not terminate any sublicense granted by Huadong pursuant to Sections 2.1(b) with respect to a Sublicensee; provided that (a) such Sublicensee is not in breach of any provision of this Agreement or the applicable sublicense agreement, (b) such Sublicensee shall perform all obligations of Huadong under this Agreement that are applicable to the sublicensed rights, and (c) vTv shall have all rights with respect to any and all Sublicensees as it had hereunder with respect to Huadong prior to termination of this Agreement with respect to Huadong.

11.9Survival.  The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination of this Agreement or the consequences of a termination of this Agreement as expressly provided for in this Agreement.  Without limiting the generality of the foregoing, it is agreed that the provisions of ARTICLE I (Definitions), Sections 2.2 (Rights Retained by the Parties), 2.3 (Section 365(n) of the Bankruptcy Code), 6.6 (Reports; Payments), 6.7 (Books and Records; Audit Rights), 6.8 (Tax Matters), 6.9 (Payment Method and Currency Conversion), 6.10 (Blocked Payments), 6.11 (Late Payments), 8.1 (Treatment of Confidential Information), 8.2 (Confidential Information), ARTICLE X (Indemnification), and Sections 11.5 (Consequence of Termination by vTv or by Huadong for Convenience), 11.6 (Consequences of Termination by Huadong for Other Causes) 11.7 (Effect of Termination; Accrued Rights and Obligations), 11.9 (Survival), 12.1 (Governing Law; Jurisdiction), 12.2 (Dispute Resolution; Arbitration), 12.3 (Waiver), 12.4 (Notices), 12.8 (Assignment), 12.12 (Third-Party Beneficiaries), 12.13 (Relationship of the Parties), 12.14 (Performance by Affiliates), and 12.15 (No Consequential or Punitive Damages) shall survive expiration or termination of this Agreement for any reason.

ARTICLE XII
MISCELLANEOUS

12.1Governing Law; Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the internal laws of New York, without regard to its conflicts of laws rules.  Subject to Section 12.2, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in any court of competent jurisdiction, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

12.2Dispute Resolution; Arbitration.

(a)Dispute Resolution.  In the event of a dispute arising out of or relating to this Agreement, either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the Senior Executives of each Party, for attempted resolution by good faith negotiations within twenty (20) days after such notice is received.  In the event the Senior Executives do not resolve such dispute within the allotted twenty (20) days, either Party may, after the expiration of the twenty (20) day period, seek to resolve the dispute through arbitration in accordance with Section 12.2(b).

(b)Arbitration.

(i)Claims.  Any claim, dispute, or controversy of whatever nature arising between the Parties out of or relating to this Agreement that is not resolved under Section 12.2(a) within the required twenty (20) day time period, including any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”).  Each of vTv and Huadong shall designate, in the notice of arbitration and the answer to the notice of arbitration, respectively, one Arbitrator each. If either party fails to designate an arbitrator, the Administrator (as defined below) shall appoint the Arbitrator.  The Presiding Arbitrator shall be chosen promptly by mutual agreement of the two Arbitrators appointed by the Parties, but in no event later than thirty (30) days after the date that the last of such Arbitrators was appointed.  Failing such appointment within thirty (30) days, the Administrator shall appoint the Presiding Arbitrator.  The arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Administrator”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted.  The law of this arbitration clause shall be Hong Kong law.  The place of arbitration shall be Hong Kong.  The arbitration proceedings shall be conducted in English.

(ii)Arbitrators’ Award.  The Arbitrators shall endeavor, within three (3) months after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the Arbitrators shall be final and binding, and judgment may be entered upon it in accordance with applicable Law in the Hong Kong or any other court of competent jurisdiction.  The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

(iii)Compliance with this Agreement.  Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.

(iv)Injunctive or Other Equity Relief.  Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

(v)Confidentiality.  All arbitration proceedings and decisions of the Arbitrator under this Section 12.2(b) shall be deemed Confidential Information of both Parties under ARTICLE VIII.

12.3Waiver.  Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision.  No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

12.4Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 12.4 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by electronic mail or facsimile transmission.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by electronic mail or facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Huadong shall be addressed to:

Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd.
No, 866 Moganshan Road,

Hangzhou 310011, China
ATTN: Mr. Wang Zigen
Email: [***]

Notices to vTv shall be addressed to:

vTv Therapeutics LLC

4170 Mendenhall Oaks Pkwy

High Point, NC 27265

ATTN: Law Department

Email: [***]

Either Party may change its address by giving notice to the other Party in the manner provided above.

12.5Entire Agreement.  This Agreement (including Schedules) contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings between the Parties relating to such subject matter.  In particular, and without limitation, it supersedes and replaces the Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.

12.6Severability.  If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.  In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

12.7Registration, Filing and Disclosure of the Agreement.  To the extent a Party (a) determines in good faith that it is required by applicable Law to publicly file, register or notify this Agreement with a Governmental Authority, including public filings pursuant to securities Laws or (b) desires to disclose the terms of this Agreement to investors and sublicensees, and to potential investors and sublicensees, in each case, pursuant to obligations of confidentiality no less stringent than set forth in this Agreement, in connection with such Party’s activities hereunder and in connection with such Party’s financing activities, in each case of clause (a) and (b) above, it shall either (i) provide only a redacted form of this Agreement that excludes financial and diligence terms (the “Standard Redaction”), or (ii) provide a proposed redacted draft of the Agreement with less redaction than the Standard Redaction to the other Party with a reasonable amount of time prior to filing or disclosure for the other Party to approve such draft, such approval not to be unreasonably withheld, and, for clarity, shall not be required to provide the other Party the name of any Third Party receiving disclosure or the purpose of such disclosure; provided that such other Party may propose reasonable changes to such proposed redactions.  With respect to (ii), the Party making such filing, registration, notification or disclosure shall incorporate any proposed changes timely and reasonably requested by the other Party, absent a substantial reason to the contrary, and shall use Commercially Reasonable Efforts to seek confidential treatment for any terms that the other Party timely requests be kept confidential, to the extent such confidential treatment is applicable and reasonably available consistent with applicable Law.  vTv shall, at its own expense, promptly provide Huadong with all necessary assistance and documents required for all government approvals, registrations and/or recordals required or advisable under any applicable Laws in each Region in the Territory to enable the Parties to exercise, enforce and enjoy all of the rights and obligations contained thereunder, including, any approval, registration or recordal required under the PRC technology import and export laws and the PRC patent laws.  Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.  In furtherance of the obligations set forth in this Section 12.7, the Parties shall execute (i) no later than sixty (60) days after the Effective Date, a short form agreement for submission to with the Ministry of Commerce of China, and (ii) no later than three (3) months after the Effective Date, a short form agreement for recordal with the State Intellectual Property Office of China, in each case, in customary form, consistent with the terms of this Agreement, and as required by applicable Law.

12.8Change in Control.

(a)vTv (or its successor) shall provide Huadong with written notice of any Change in Control of vTv or Acquisition by vTv as soon as possible after vTv announces publicly any information regarding any such Change in Control or Acquisition (whether pending or consummated thereafter) or, if the Change in Control or Acquisition will not be publicly announced, then no later than three (3) Business Days after the signing of a definitive agreement with respect to such Change in Control or Acquisition (whether pending or consummated thereafter).

(b)In the event of a Change in Control of vTv, or any Acquisition involving vTv or its Affiliates that results in (or will, upon closing, result in) vTv having an Affiliate that is a Competitor, Huadong shall have the right, in its sole and absolute discretion, by written notice delivered to vTv (or its successor) at any time during [***] following Huadong’s receipt of the written notice contemplated by Section 12.8(a) (or, if no such notice has been received, at any time following the closing of such transaction), to take one or more of the following actions, effective upon the later of (x) the closing of such Change of Control or Acquisition or (y) Huadong’s written notice to vTv (or its successor):

(i)[***];

(ii)[***];

(iii)[***];

(iv)[***];

(v)[***]; and

(vi)[***].

(c)For the avoidance of doubt, if vTv is acquired by way of an Acquisition by or to a Third Party (the “Acquirer”), Huadong shall not obtain any rights or access under this Agreement to any Know-How or Patent Rights owned by or licensed to such Acquirer, or any of such Acquirer’s Affiliates that were not Affiliates of vTv immediately prior to the consummation of such Acquisition, that were not already within vTv Intellectual Property of Joint Intellectual Property immediately prior to the consummation of such Acquisition.

12.9Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either Party without the consent of the other Party, not to be unreasonably withheld; provided, that, each Party may, without such consent, assign this Agreement, in whole or in part: (a) to any of its respective Subsidiaries, provided that the assigning Party shall remain responsible for the performance by such Subsidiary of the rights and obligations hereunder; or (b) to any successor in interest by way of merger, acquisition or sale of all or substantially all of its business or assets, provided that such successor agrees in writing to be bound by the terms of this Agreement to the identical extent applicable to the assigning Party.  Any purported assignment in violation of this Section 12.9 shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.

12.10Counterparts; Exchange by Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and that together shall constitute one and the same instrument.  Such counterparts may be exchanged by facsimile or PDF (provided that each executed counterpart is transmitted in one complete transmission or electronic mail message).  Where there is an exchange of executed counterparts by facsimile or PDF, each Party shall be bound by the Agreement notwithstanding that original copies of the Agreement may not be exchanged immediately.  The Parties shall cooperate after execution of the Agreement and exchange by facsimile or PDF to ensure that each Party obtains an original executed copy of this Agreement with reasonable promptness.

12.11Force Majeure.  No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit not due to a failure by such Party or its Affiliates to exercise reasonable care, events caused by reason of Laws of any Governmental Authority, events caused by acts or omissions of a Third Party not induced or solicited by such Party or its Affiliates, or any other cause reasonably beyond the control of such Party or its Affiliates; provided that such Party uses Commercially Reasonable Efforts to overcome the difficulties created by such force majeure event and to resume performance of its obligations as soon as practicable.

12.12Third-Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than the provisions for the benefit of a vTv Party or a Huadong Party, as applicable, that is an Indemnified Party under ARTICLE X, and no Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

12.13Relationship of the Parties.  Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement.  Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees.  No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor.  Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

12.14Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to use Commercially Reasonable Efforts to cause its Affiliates to perform such obligations.

12.15No Consequential or Punitive Damages.  NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR

PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 12.15 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS, OR WITH RESPECT TO THE INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION, OR THE WILLFUL MISCONDUCT, INTENTIONAL BREACH OR FRAUD OF THE OTHER PARTY.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

HANGZHOU ZHONGMEI HUADONG PHARMACEUTICAL CO., LTD. By: /s/ Bangliang Li Name: Bangliang Li Title: Chairman of the Board of Directors	vTv THERAPEUTICS LLC By: /s/ Stephen L. Holcombe Name: Stephen L. Holcombe Title: President and Chief Executive Officer

[Signature Page to License Agreement]

Schedule 2.6(a)

vTv Know-How to be Transferred

[***]

Schedule 2.6(a)

Schedule 6.1

Required Documentation for Payments by Huadong

[***]

Schedule 6.1

Schedule 8.4

Forms of Press Releases

[Attached.]

Schedule 8.4

Schedule 9.1(e)

vTv Patent Rights

Description	vTv File No.	Country	Application No.	Status
[***]	[***]	[***]	[***]	[***]

Schedule 9.1(e)

Exhibit A

[***]

Exhibit A

Exhibit B

Structure of TTP273

[***]

Exhibit B